Exhibit 10.3

$500,000,000

CREDIT AGREEMENT

among

CONSOLIDATED NATURAL GAS COMPANY,

The Several Lenders from Time to Time Parties Hereto,

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Issuing Lender,

and

WACHOVIA BANK, NATIONAL ASSOCIATION
as Administrative Agent,

Dated as of August 30, 2005

                                                                                                                                                                                                                                   Page
SECTION 1.	DEFINITIONS AND ACCOUNTING TERMS	1
1.1.	Definitions.	1
1.2.	Computation of Time Periods; Other Definitional Provisions.	12
1.3.	Accounting Terms.	12
1.4.	Time.	13
SECTION 2.	Loans.	13
2.1.	Loan Commitment.	13
2.2.	Method of Borrowing for Loans.	13
2.3	Funding of Loans.	14
2.4	Minimum Amounts of Loans.	15
2.5	Reductions and Increases of Loan Commitment.	15
2.6	Loan Notes.	16
SECTION 3.	PAYMENTS	16
3.1.	Interest.	16
3.2.	Prepayments.	17
3.3.	Payment in Full at Maturity.	17
3.4.	Fees and Utilization Margin.	17
3.5.	Place and Manner of Payments.	18
3.6.	Pro Rata Treatment.	18
3.7	Computations of Interest and Fees	18
3.8	Sharing of Payments.	19
3.9	Evidence of Debt.	20
SECTION 4.	ADDITIONAL PROVISIONS REGARDING LOANS.	20
4.1.	Eurodollar Loan Provisions.	20
4.2.	Capital Adequacy.	22
4.3.	Compensation.	22
4.4	Taxes.	23
4.5	Mitigation; Mandatory Assignment.	25
SECTION 5.	LETTERS OF CREDIT.	25
5.1.	L/C Commitment.	25
5.2.	Procedure for Issuance of Letter of Credit.	26
5.3.	Fees and Other Charges.	26
5.4.	L/C Participations.	27
5.5.	Reimbursement Obligation of the Borrower.	28
5.6.	Obligations Absolute.	28
5.7.	Letter of Credit Payments.	28
5.8.	Applications.	29
SECTION 6.	CONDITIONS PRECEDENT	29
6.1.	Closing Conditions.	29
6.2.	Conditions to Loans.	30
SECTION 7.	REPRESENTATIONS AND WARRANTIES	31
7.1.	Organization and Good Standing.	31
7.2.	Due Authorization.	31
7.3.	No Conflicts.	32
7.4.	Consents.	32
7.5.	Enforceable Obligations.	32
7.6.	Financial Condition.	32
7.7.	No Default.	32
7.8.	Indebtedness.	33
7.9.	Litigation.	33
7.10.	Taxes.	33
7.11.	Compliance with Law.	33
7.12.	ERISA.	33
7.13.	Use of Proceeds.	34
7.14.	Government Regulation.	34
7.15.	Solvency.	34
SECTION 8.	AFFIRMATIVE COVENANTS	34
8.1.	Information Covenants.	34
8.2.	Preservation of Existence and Franchises.	36
8.3.	Books and Records.	36
8.4.	Compliance with Law.	36
8.5.	Payment of Taxes.	36
8.6.	Insurance.	36
8.7.	Performance of Obligations.	36
8.8.	ERISA.	37
8.9.	Use of Proceeds.	37
8.10.	Audits/Inspections.	37
8.11.	Total Funded Debt to Capitalization.	37
SECTION 9.	NEGATIVE COVENANTS	38
9.1.	Nature of Business.	38
9.2.	Consolidation and Merger.	38
9.3.	Sale or Lease of Assets.	38
9.4.	Limitation on Liens.	38
9.5.	Fiscal Year.	39
SECTION 10.	EVENTS OF DEFAULT	39
10.1.	Events of Default.	39
10.2.	Acceleration; Remedies.	41
10.3.	Allocation of Payments After Event of Default.	42
SECTION 11.	AGENCY PROVISIONS	43
11.1.	Appointment.	43
11.2.	Delegation of Duties.	43
11.3.	Exculpatory Provisions	43
11.4.	Reliance on Communications.	44
11.5.	Notice of Default.	44
11.6.	Non-Reliance on Administrative Agent and Other Lenders.	45
11.7.	Indemnification.	45
11.8.	Administrative Agent in Its Individual Capacity.	46
11.9.	Successor Administrative Agent.	46
SECTION 12.	MISCELLANEOUS	46
12.1.	Notices.	46
12.2.	Right of Set-Off; Adjustments.	47
12.3.	Benefit of Agreement.	47
12.4.	No Waiver; Remedies Cumulative.	50
12.5.	Payment of Expenses, etc.	51
12.6.	Amendments, Waivers and Consents.	51
12.7.	Counterparts; Telecopy.	52
12.8.	Headings.	52
12.9.	Defaulting Lender.	53
12.10.	Survival of Indemnification and Representations and Warranties.	53
12.11.	GOVERNING LAW.	53
12.12.	WAIVER OF JURY TRIAL.	53
12.13.	Severability.	53
12.14.	Entirety.	53
12.15.	Binding Effect.	54
12.16.	Submission to Jurisdiction.	54
12.17.	Confidentiality.	54
12.18.	Designation of SPVs.	55
12.19.	USA Patriot Act.	56
SCHEDULES
Schedule 1.1	Commitment Percentages
Schedule 7.8	Indebtedness
Schedule 12.1	Notices
EXHIBITS
Exhibit 2.2(a)	Form of Notice of Borrowing
Exhibit 2.2(c)	Form or Notice of Conversion/Continuation
Exhibit 2.6(a)	Form of Loan Note
Exhibit 6.1(c)	Form of Closing Certificate
Exhibit 6.1(f)	Form of Legal Opinion
Exhibit 8.1(c)	Form of Officer's Certificate
Exhibit 12.3	Form of Assignment Agreement

CREDIT AGREEMENT

CREDIT AGREEMENT (this "Credit Agreement"), dated as of August 30, 2005 among:

- CONSOLIDATED NATURAL GAS COMPANY, a Delaware corporation (the "Borrower");

- the several banks and other financial institutions from time to time parties to this Credit Agreement (each, a "Lender" and, collectively, the "Lenders");

- WACHOVIA BANK, NATIONAL ASSOCIATION ("Wachovia") (main office: Charlotte, North Carolina), as the Issuing Lender hereunder (and as defined herein);

and

- WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders hereunder (in such capacity, the "Administrative Agent"),

The parties hereto hereby agree as follows:

SECTION 1.  DEFINITIONS AND ACCOUNTING TERMS

1.1  Definitions.

As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms herein shall include in the singular number the plural and in the plural the singular:

"Adjusted Base Rate" means the Base Rate plus the Applicable Percentage for Base Rate Loans.

"Adjusted Eurodollar Rate" means the Eurodollar Rate plus the Applicable Percentage for Eurodollar Loans.

"Administrative Agent" means Wachovia and its successors and assigns in such capacity.

"Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (i) to vote 20% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

"Applicable Percentage" means, for Loans made to, Letters of Credit issued for the account of, and Utilization Margins payable by, the Borrower, the appropriate applicable percentages, in each case, corresponding to the long-term, unsecured, senior, non-credit-enhanced debt rating of the Borrower in effect at such time, as shown below; provided that the Applicable Percentage for Eurodollar Loans, once determined, shall remain set for the duration of the selected Interest Period.

Pricing Level	Long-Term Senior Unsecured Non-Credit Enhanced Debt Rating of Borrower	Applicable Commitment Fee	Applicable Percentage for Utilization Margin	Applicable Percentage for Base Rate Loans	Applicable Percentage for Eurodollar Loans	Applicable Percentage for Letters of Credit
1	> A from S&P or > A2 from Moody's	0.09%	0.10%	0.0%	0.30%	0.40%
2	A- from S&P or A3 from Moody's	0.10%	0.10%	0.0%	0.375%	0.475%
3	BBB+ from S&P or Baa1 from Moody's	0.125%	0.10%	0.0%	0.475%	0.575%
4	BBB from S&P or Baa2 from Moody's	0.15%	0.10%	0.0%	0.575%	0.675%
5	BBB- from S&P or Baa3 from Moody's	0.175%	0.10%	0.0%	0.75%	0.85%
6	BB+ from S&P or Ba1 from Moody's	0.20%	0.10%	0.0%	1.00%	1.10%
7	< BB+ from S&P or < Ba1 from Moody's	0.25%	0.10%	0.0%	1.25%	1.35%

Notwithstanding the above, if at any time there is a split in ratings between S&P and Moody's of one level, the Applicable Percentage and the Commitment Fees will be determined based upon the higher rating, and if at any time there is a split in ratings between S&P and Moody's of two or more levels, the Applicable Percentage and the Commitment Fees shall be determined based upon the ratings level that is one level below the higher of the S&P or Moody's rating.

The Applicable Percentages and the Commitment Fees shall be determined and adjusted on the date of any applicable change in the long term unsecured senior, non-credit-enhanced debt rating of the Borrower. Any adjustment in the Applicable Percentages shall be applicable to all existing Base Rate Loans and Letters of Credit as well as any new Base Rate Loans or Eurodollar Loans and Letters of Credit.

The Borrower shall promptly deliver to the Administrative Agent, at the address set forth on Schedule 12.1, information regarding any change in the long-term, unsecured senior,

non-credit enhanced debt rating of the Borrower that would change the existing Pricing Level (as set forth in the chart above).

"Application" means an application, in such form as the applicable Issuing Lender may specify from time to time, requesting such Issuing Lender to issue a Letter of Credit.

"Bankruptcy Code" means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

"Base Rate" means, for any day, a simple rate per annum equal to the greater of (a) the Prime Rate for such day or (b) the sum of one-half of one percent (.50%) plus the Federal Funds Rate for such day.

"Base Rate Loan" means a Loan that bears interest at an Adjusted Base Rate.

"Benefitted Lender" has the meaning set forth in Section 12.2 hereof.

"Borrower" has the meaning set forth in the preamble hereof.

"Business Day" means any day other than a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized or required by law or other governmental action to close in Charlotte, North Carolina; provided that in the case of Eurodollar Loans, such day is also a day on which dealings between banks are carried on in Dollar deposits in the London interbank market.

"Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

"Capitalization" means the sum of (a) Total Funded Debt plus (b) Net Worth.

"Change of Control" means either: (i) the Borrower shall cease to be a Subsidiary of Dominion Resources or (ii) any person (as such term is defined in Section 13(d) of the Securities and Exchange Act of 1934, as amended) shall acquire, directly or indirectly, beneficial ownership of more than 50% of the outstanding shares of the capital stock of Dominion Resources entitled to vote generally for the election of directors of Dominion Resources.

"Closing Date" means the date hereof.

"Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Commitment" means, with respect to each Lender, such Lender's share of the Loan Commitment based upon such Lender's Commitment Percentage.

"Commitment Fees" has the meaning set forth in Section 3.4(a).

"Commitment Percentage" means, for each Lender, the percentage identified as its Commitment Percentage opposite such Lender's name on Schedule 1.1 attached hereto, as such percentage may be modified in accordance with the terms of this Credit Agreement.

"Consolidated Subsidiary" means, as to any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired), the financial statements of which are or are required to be consolidated with the financial statements of such Person in accordance with GAAP, including principles of consolidation.

"Controlled Group" means (i) the controlled group of corporations as defined in Section 414(b) of the Code and the applicable regulations thereunder or (ii) the group of trades or businesses under common control as defined in Section 414(c) of the Code and the applicable regulations thereunder, of which the Borrower is a part or may become a part.

"Credit Documents" means this Credit Agreement, the Loan Notes, and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.

"Credit Exposure" has the meaning set forth in the definition of "Required Lenders" below.

"Default" means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

"Defaulting Lender" means, at any time, any Lender that, at such time (a) has failed to make a Loan required pursuant to the terms of this Credit Agreement, (b) has failed to pay to the Administrative Agent or any Lender an amount owed by such Lender pursuant to the terms of this Credit Agreement or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official.

"Dollar", "dollar" and "$" means lawful currency of the United States.

"Dominion Resources or DRI" means Dominion Resources, Inc., a Virginia corporation, and its successors and permitted assigns.

"Effective Date" has the meaning set forth in Section 12.15 hereof.

"Eligible Assignee" means:

    a.   any Lender or Affiliate or Subsidiary of a Lender; and

    b.   any other commercial bank, financial institution or "accredited investor" (as defined in Regulation D promulgated by the Securities and Exchange Commission) that is either a bank organized or licensed under the laws of the United States of America or any State thereof or that has agreed to provide the information listed in Section 4.4(d) to the extent that it may lawfully do so and that is approved by the Administrative Agent and the Borrower (each such approval not to be unreasonably withheld or delayed);

provided that, for purposes of:

    clause (a), the Borrower's consent is not required;
    clause (b), the Borrower's consent is not required during the existence and continuation of a Default or an Event of Default;
    clause (a) and clause (b), no person or entity shall be an Eligible Assignee without the consent of the Issuing Lenders, which consent may be given or withheld in the sole discretion of the Issuing Lenders; and
    clause (a) and clause (b), neither the Borrower nor any Affiliate or Subsidiary of the Borrower shall qualify as an Eligible Assignee.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

"ERISA Affiliate" means each person (as defined in Section 3(9) of ERISA) which together with the Borrower or any Subsidiary of the Borrower would be deemed to be a member of the same "controlled group" within the meaning of Section 414(b), (c), (m) and (o) of the Code.

"Eurodollar Loan" means a Loan bearing interest at a rate of interest determined by reference to the Eurodollar Rate.

"Eurodollar Rate" means with respect to any Eurodollar Loan, for the Interest Period applicable thereto, a rate per annum determined pursuant to the following formula:

"Eurodollar Rate" =	Interbank Offered Rate 1 - Eurodollar Reserve Percentage

"Eurodollar Reserve Percentage" means, for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D, as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Loans is determined), whether or not any Lender has any Eurocurrency liabilities subject to such reserve requirement at that time. Eurodollar Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to a Lender. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

"Eurodollar Loan" means a Loan bearing interest at a rate of interest determined by reference to the Eurodollar Rate.

"Event of Default" has the meaning specified in Section 10.1.

"Exchange Act" means the Securities and Exchange Act of 1934, as amended.

"Federal Funds Rate" means for any day the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

"Funded Debt" means, as to any Person, without duplication: (a) all Indebtedness of such Person for borrowed money or which has been incurred in connection with the acquisition of assets (excluding letters of credit, bankers' acceptances, Non-Recourse Debt, Mandatorily Convertible Securities and Trust Preferred Securities), (b) all capital lease obligations (including Synthetic Lease Obligations) of such Person and (c) all Guaranty Obligations of Funded Debt of other Persons.

"GAAP" means generally accepted accounting principles in the United States applied on a consistent basis and subject to Section 1.3.

"Governmental Authority" means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

"Granting Lender" has the meaning set forth in Section 12.18 hereof.

"Guaranty Obligations" means, in respect of any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of another Person, including, without limitation, any obligation (a) to purchase or pay, or advance or supply funds for the purchase or payment of, such Indebtedness or (b) entered into primarily for the purpose of assuring the owner of such Indebtedness of the payment thereof (such as, for example, but without limitation, an agreement to advance or provide funds or other support for the payment or purchase of such Indebtedness or to maintain working capital, solvency or other balance sheet conditions of such other Person, including, without limitation, maintenance agreements, comfort letters or similar agreements or arrangements, or to lease or purchase property, securities or services) if such obligation would constitute an indirect guarantee of indebtedness of others, the disclosure of which would be required in such Person's financial statements under GAAP; provided, however, that the term Guaranty Obligations shall not include (i) endorsements for deposit or collection in the ordinary course of business, (ii) obligations under purchased power contracts or (iii) obligations of the Borrower otherwise constituting Guaranty Obligations under this definition to provide contingent equity support, to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise in respect of any Subsidiary or Affiliate of the Borrower in connection with the non-utility nonrecourse financing activities of such Subsidiary or Affiliate.

"Indebtedness" means, as to any Person, without duplication: (a) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or similar instruments; (b) all obligations of such Person for the deferred purchase price of property or services (except trade accounts payable arising in the ordinary course of business, customer deposits, provisions for rate refunds, deferred fuel expenses and obligations in respect of pensions and other post-retirement benefits); (c) all capital lease obligations of such Person; (d) all Indebtedness of others secured by a Lien on any properties, assets or revenues of such Person (other than stock, partnership interests or other equity interests of the Borrower or any of its Subsidiaries in other entities) to the extent of the lesser of the value of the property subject to such Lien or the amount of such Indebtedness; (e) all Guaranty Obligations; and (f) all non-contingent obligations of such Person under any letters of credit or bankers' acceptances.

"Indenture" means the Indenture dated as of April 1, 1995 between the Borrower and United States Trust Company of New York, as Trustee, as in effect on the date hereof and without giving effect to any modifications or supplements thereto, or terminations thereof, after the date hereof.

"Interbank Offered Rate" means, for any Eurodollar Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Telerate Page 3750, the applicable rate shall be the arithmetic mean of all such rates. If, for any reason, such rate is not available, the term "Interbank Offered Rate" shall mean, for any Eurodollar Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%).

"Interest Payment Date" means (a) as to Base Rate Loans, the last day of each fiscal quarter of the Borrower and the Maturity Date, and (b) as to Eurodollar Loans, the last day of each applicable Interest Period, and the Maturity Date. If an Interest Payment Date falls on a date which is not a Business Day, such Interest Payment Date shall be deemed to be the next succeeding Business Day, except that in the case of Eurodollar Loans where such next succeeding Business Day falls in the next succeeding calendar month, then such Interest Payment Date shall be deemed to be the immediately preceding Business Day.

"Interest Period" means, as to Eurodollar Loans, a period of 14 days (in the case of new money borrowings) or one, two or three months' duration, as the Borrower may elect, commencing, in each case, on the date of the borrowing (including continuations and conversions of Eurodollar Loans); provided, however, (i) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then such Interest Period shall end on the next preceding Business Day), (ii) no Interest Period shall extend beyond the Maturity Date and (iii) with respect to Eurodollar Loans, where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last Business Day of such calendar month.

"Issuing Lender" means, with respect to any Letter of Credit, the issuer thereof, which shall be Wachovia and/or any other Lender that agrees to act as an issuing Lender hereunder with the consent of the Borrower, the other Issuing Lenders and the Administrative Agent.

"L/C Commitment" means $500,000,000, or such lesser or greater amount equal to the then effective Loan Commitment as modified from time to time in accordance with Section 2.5.

"L/C Fee Payment Date" means each of the first Business Day of each January, April, July and October (as well as on the Maturity Date).

"L/C Obligations" means, at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 5.5.

"L/C Participants" means, with respect to any Letter of Credit, the collective reference to all the Lenders other than the applicable Issuing Lender.

"Lenders" means those banks and other financial institutions identified as such on the signature pages hereto and such other institutions that may become Lenders pursuant to Section 12.3(b).

"Letter of Credit" has the meaning set forth in Section 5.1(a).

"Letter of Credit Fees" has the meaning set forth in Section 5.3(a).

"Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

"Loan" means any loan made by any Lender to the Borrower pursuant to Section 2.1.

"Loan Commitment" means Five Hundred Million Dollars ($500,000,000), which amount includes the L/C Commitment, as such amount may be otherwise reduced or increased in accordance with Section 2.5.

"Loan Notes" means the promissory notes of the Borrower in favor of each Lender evidencing the Loans made to the Borrower and substantially in the form of Exhibit 2.6(a), as such promissory notes may be amended, modified, supplemented or replaced from time to time.

"Mandatorily Convertible Securities" means any mandatorily convertible equity-linked securities issued by the Borrower, so long as the terms of such securities require no repayments or prepayments and no mandatory redemptions or repurchases, in each case prior to at least 91 days after the later of the termination of the Commitments and the repayment in full of the Loans and all other amounts due under this Credit Agreement.

"Material Adverse Effect" means a material adverse effect, after taking into account applicable insurance, if any, on (a) the operations, financial condition or business of the Borrower, (b) the ability of the Borrower to perform its obligations under this Credit Agreement or (c) the validity or enforceability of this Credit Agreement or any of the other Credit Documents against the Borrower, or the rights and remedies of the Lenders against the Borrower hereunder or thereunder.

"Material Plan" has the meaning set forth in Section 10.1(h) hereof.

"Material Subsidiary" shall mean a Subsidiary of the Borrower whose total assets (as determined in accordance with GAAP) represent at least 20% of the total assets of the Borrower, on a consolidated basis.

"Maturity Date" means February 28, 2006.

"Moody's" means Moody's Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

"Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the Controlled Group during such five year period but only with respect to the period during which such Person was a member of the Controlled Group.

"Net Worth" means, as of any date, the shareholders' equity or net worth of the Borrower and its Consolidated Subsidiaries, on a consolidated basis, as determined in accordance with GAAP (including Mandatorily Convertible Securities and Trust Preferred Securities).

"1935 Act" means the Public Utility Holding Company Act of 1935, as amended.

"Non-Recourse Debt" means Indebtedness (a) as to which the Borrower (i) does not provide credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (ii) is not directly or indirectly liable as a guarantor or otherwise, and (iii) is not the lender; (b) in respect of which default would not permit (whether upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Loans or the Loan Notes) of the Borrower to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (c) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Borrower.

"Notice of Borrowing" means a request by the Borrower for a Loan in the form of Exhibit 2.2(a).

"Notice of Continuation/Conversion" means a request by the Borrower for the continuation or conversion of a Loan in the form of Exhibit 2.2(c).

"Other Taxes" has the meaning set forth in Section 4.4(b) hereof.

"PBGC" means the Pension Benefit Guaranty Corporation established under ERISA and any successor thereto.

"Pension Plans" has the meaning set forth in Section 8.8 hereof.

"Person" means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated), or any government or political subdivision or any agency, department or instrumentality thereof.

"Plan" means any single-employer plan as defined in Section 4001 of ERISA, which is maintained, or at any time during the five calendar years preceding the date of this Credit Agreement was maintained, for employees of the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate of the Borrower.

"Prime Rate" means the per annum rate of interest established from time to time by Wachovia at its principal office in Charlotte, North Carolina as its Prime Rate. Any change in the interest rate resulting from a change in the Prime Rate shall become effective as of 12:01 a.m. of the Business Day on which each change in the Prime Rate is announced by the Administrative Agent. The Prime Rate is a reference rate used by the Administrative Agent in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged on any extension of credit to any debtor.

"Ratings" means the rating assigned by S&P or Moody's to the Borrower based on the Borrower's senior, unsecured, non-credit enhanced obligations.

"Refund" has the meaning set forth in Section 4.4(c) hereof.

"Register" has the meaning set forth in Section 12.3(c).

"Regulation A, D, T, U or X" means Regulation A, D, T, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

"Reimbursement Obligation" means the obligation of the Borrower to reimburse the Issuing Lenders pursuant to Section 5.5 for amounts drawn under Letters of Credit.

"Reportable Event" means a "reportable event" as defined in Section 4043 of ERISA with respect to which the notice requirements to the PBGC have not been waived.

"Required Lenders" means Lenders whose aggregate Credit Exposure (as hereinafter defined) constitutes more than 50% of the aggregate Credit Exposure of all Lenders at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time then there shall be excluded from the determination of Required Lenders the aggregate Credit Exposure of such Lender at such time. For purposes of the preceding sentence, the term "Credit Exposure" as applied to each Lender shall mean (a) at any time prior to the termination of the Commitments, the Commitment Percentage of such Lender multiplied by the Loan Commitment and (b) at any time after the termination of the Commitments, the sum of (i) the outstanding principal amount of Loans owed to such Lender and (ii) such Lender's Commitment Percentage of the L/C Obligations then outstanding.

"S&P" means Standard & Poor's Ratings Services, a division of The McGraw Hill Companies, Inc., or any successor or assignee of the business of such division in the business of rating securities.

"Solvent" means, with respect to any Person as of a particular date, that on such date (a) the fair saleable value (on a going concern basis) of such Person's assets exceeds its liabilities, contingent or otherwise, fairly valued, (b) such Person will be able to pay its debts as they become due, (c) such Person does not have unreasonably small capital with which to satisfy all of its current and reasonably anticipated obligations and (d) such Person does not intend to incur nor does it reasonably anticipate that it will incur debts beyond its ability to pay as such debts become due.

"SPV" has the meaning set forth in Section 12.18 hereof.

"Stated Amount" of each Letter of Credit means, at any time, the maximum amount available to be drawn thereunder (in each case determined without regard to whether any conditions to drawing could be met).

"Subsidiary" means, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, association, joint venture or other entity in which such person directly or indirectly through Subsidiaries has more than 50% equity interest at any time.

"Synthetic Lease" means each arrangement, however described, under which the obligor accounts for its interest in the property covered thereby under GAAP as lessee of a lease which is not a capital lease under GAAP and accounts for its interest in the property covered thereby for federal income tax purposes as the owner.

"Synthetic Lease Obligation" means, as to any Person with respect to any Synthetic Lease at any time of determination, the amount of the liability of such Person in respect of such Synthetic Lease that would (if such lease was required to be classified and accounted for as a capital lease on a balance sheet of such Person in accordance with GAAP) be required to be capitalized on the balance sheet of such Person at such time.

"Taxes" has the meaning set forth in Section 4.4(a).

"Total Funded Debt" means all Funded Debt of the Borrower and its Consolidated Subsidiaries, on a consolidated basis, as determined in accordance with GAAP.

"Trust Preferred Securities" means the trust preferred securities issued by any subsidiary capital trusts established by the Borrower outstanding on the date hereof and reflected as such in the financial statements of Dominion Resources for the fiscal year ended December 31, 2004, and any additional trust preferred securities that are substantially similar thereto, along with the junior subordinated debt obligations of the Borrower, so long as (a) the terms thereof require no repayments or prepayments and no mandatory redemptions or repurchases, in each case prior to at least 91 days after the later of the termination of the Commitments and the repayment in full of the Loans, Reimbursement Obligations and all other amounts due under the Credit Agreement, (b) such securities are subordinated and junior in right of payment to all obligations of the Borrower for or in respect of borrowed money and (c) the obligors in respect of such preferred securities and subordinated debt have the right to defer interest and dividend payments, in each case to substantially the same extent as such currently outstanding preferred securities or on similar terms customary for trust preferred securities and not materially less favorable to the interests of the Borrower or the Lenders.

"Utilization Margin" has the meaning set forth in Section 3.4(b).

"Utilized Commitment" means, for any day from the Closing Date to the Maturity Date, an amount equal to the sum of (a) the aggregate principal amount of all Loans outstanding on such day to the Borrower and (b) the aggregate L/C Obligations then outstanding.

"Wholly Owned Subsidiary" means, as to any Person, any other Person all of the Capital Stock of which (other than de minimis directors' qualifying shares or local ownership shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

1.2.  Computation of Time Periods; Other Definitional Provisions.

For purposes of computation of periods of time hereunder, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding."

References in this Credit Agreement to "Sections", "Schedules" and "Exhibits" shall be to Sections, Schedules or Exhibits of or to this Credit Agreement unless otherwise specified.

1.3  Accounting Terms.

Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. All calculations made for the purposes of determining compliance with this Credit Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 8.1 (or, prior to the delivery of the first financial statements pursuant to Section 8.1, consistent with the financial statements described in Section 6.1(g)); provided, however, if (a) the Borrower shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (b) the Administrative Agent or the Required Lenders shall so object in writing within 30 days after delivery of such financial statements, then such calculations shall be made on a basis consistent with the most recent financial statements delivered by the Borrower to the Lenders as to which no such objection shall have been made.

1.4  Time.

All references to time herein shall be references to Eastern Standard Time or Eastern Daylight time, as the case may be, unless specified otherwise.

SECTION 2.  LOANS

2.1  Loan Commitment.

Subject to the terms and conditions set forth herein, each Lender severally agrees to make Loans to the Borrower in Dollars, at any time and from time to time, during the period from the Closing Date to the earlier of the Maturity Date and the date of termination of the Loan Commitment (each, a "Loan" and collectively, the "Loans"); provided that (i) the sum of the aggregate amount of Loans outstanding to the Borrower plus the L/C Obligations then outstanding on any day shall not exceed the Loan Commitment and (ii) with respect to each individual Lender, the Lender's pro rata share of the sum of outstanding Loans plus the L/C Obligations then outstanding on any day shall not exceed such Lender's Commitment Percentage of the Loan Commitment. Subject to the terms and conditions of this Credit Agreement, the Borrower may borrow, repay and reborrow the amount of the Loan Commitment made to it.

2.2.  Method of Borrowing for Loans.

    a.   Base Rate Loans. By no later than 10:00 a.m. on the date of a request for borrowing (or for the conversion of Eurodollar Loans to Base Rate Loans), the Borrower shall submit a Notice of Borrowing to the Administrative Agent setting forth (i) the amount requested, (ii) the desire to have such Loans accrue interest at the Base Rate and (iii) except in the case of conversions of Eurodollar Loans to Base Rate Loans, complying in all respects with Section 6.2 hereof.

    b.   Eurodollar Loans. By no later than 11:00 a.m. three Business Days prior to the date of a borrowing (or for the conversion of Base Rate Loans to Eurodollar Loans or the continuation of existing Eurodollar Loans) (the "Notice Date"), the Borrower shall submit a Notice of Borrowing to the Administrative Agent (x) setting forth (i) the amount requested, (ii) the desire to have such Loans accrue interest at the Adjusted Eurodollar Rate, and (iii) the Interest Period applicable thereto, and (y) except in the case of conversions of Base Rate Loans to Eurodollar Loans or the continuation of existing Eurodollar Loans, complying in all respects with Section 6.2 hereof.

    c.   Continuation and Conversion. The Borrower shall have the option, on any Business Day, to continue existing Eurodollar Loans made to it for a subsequent Interest Period, to convert Base Rate Loans made to it into Eurodollar Loans or to convert Eurodollar Loans made to it into Base Rate Loans. By no later than 11:00 a.m. (a) on the date of the requested conversion of a Eurodollar Loan to a Base Rate Loan or (b) three Business Days prior to the date for a requested continuation of a Eurodollar Loan or conversion of a Base Rate Loan to a Eurodollar Loan, the Borrower shall provide telephonic notice to the Administrative Agent, followed promptly by a written Notice of Continuation/Conversion, setting forth (i) whether the Borrower wishes to continue or convert such Loans and (ii) if the request is to continue a Eurodollar Loan or convert a Base Rate Loan to a Eurodollar Loan, the Interest Period applicable thereto. Notwithstanding anything herein to the contrary, (i) except as provided in Section 4.1 hereof, Eurodollar Loans may be converted to Base Rate Loans only on the last day of an Interest Period applicable thereto; (ii) Eurodollar Loans may be continued and Base Rate Loans may be converted to Eurodollar Loans only if no Default or Event of Default is in existence on the date of such extension or conversion; (iii) any continuation or conversion must comply with Sections 2.2(a) or 2.2(b) hereof, as applicable; and (iv) failure by the Borrower to properly continue Eurodollar Loans at the end of an Interest Period shall be deemed a conversion to Base Rate Loans.

2.3  Funding of Loans.

Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly inform the Lenders as to the terms thereof. Each Lender will make its pro rata share of the Loans available to the Administrative Agent by 2:00 p.m. on the date specified in the Notice of Borrowing by deposit (in Dollars) of immediately available funds at the offices of the Administrative Agent at its principal office in Charlotte, North Carolina, or at such other address as the Administrative Agent may designate in writing. All Loans shall be made by the Lenders pro rata on the basis of each Lender's Commitment Percentage.

No Lender shall be responsible for the failure or delay by any other Lender in its obligation to make Loans hereunder; provided, however, that the failure of any Lender to fulfill its obligations hereunder shall not relieve any other Lender of its obligations hereunder. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Loan that such Lender does not intend to make available to the Administrative Agent its portion of the Loans to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the date of such Loans, and the Administrative Agent in reliance upon such assumption, may (in its sole discretion without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent, the Administrative Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent will promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent at a per annum rate equal to (a) from the Borrower at the applicable rate for such Loan pursuant to the Notice of Borrowing and (b) from a Lender at the Federal Funds Rate.

2.4  Minimum Amounts of Loans.

Each request for Loans shall be, in the case of Eurodollar Loans, in an aggregate principal amount that is not less than the lesser of $10,000,000 or the remaining amount available to be borrowed and in the case of Base Rate Loans, in an aggregate principal amount that is not less than the lesser of $5,000,000 or the remaining amount available to be borrowed. Any Loan requested shall be in an integral multiple of $1,000,000 unless the request is for all of the remaining amount available to be borrowed.

2.5  Reductions and Increases of Loan Commitment.

    a.  Upon at least three Business Days' notice, the Borrower shall have the right to permanently terminate or reduce the aggregate unused amount of the Loan Commitment available to it at any time or from time to time; provided that (i) each partial reduction shall be in an aggregate amount at least equal to $10,000,000 and in integral multiples of $1,000,000 above such amount and (ii) no reduction shall be made which would reduce the Loan Commitment to an amount less than the sum of the then outstanding Loans. Any reduction in (or termination of) the Loan Commitment shall be permanent and may not be reinstated.

    b.  At any time and from time to time prior to the Maturity Date, the Borrower may, by written notice to the Administrative Agent (which the Administrative Agent shall promptly furnish to each Lender), request that one or more Persons (which may include the Lenders, as provided below) offer to increase their respective Commitments (if they are Lenders) or make an additional Commitment (if they are not already Lenders) (such increased and/or additional Commitments being, an "Increase") under this paragraph (b), it being understood that (i) if such offer is to be made by a Person that is not already a Lender, the Administrative Agent shall have consented to such Person being a Lender hereunder to the extent such consent would be required pursuant to Section 12.3(b) in the event of an assignment to such Person (such consent not to be unreasonably withheld), and (ii) the Issuing Lenders shall have consented to such Person increasing or making such Commitment, which consent may be withheld in the sole discretion of the Issuing Lender. The minimum aggregate amount of any Increase shall be $50,000,000. In no event shall the aggregate amount of all Increases pursuant to this paragraph (b) exceed $500,000,000. Subject to the terms of this paragraph (b), the Borrower may arrange for one or more eligible banks or other financial institutions, which may include any Lender, to extend applicable Commitments or increase their existing applicable Commitments in an aggregate amount equal to the proposed Increase. In the event that one or more of such Persons elects in its sole discretion to offer to increase or enter into such Commitments, and such Persons, the Borrower and the Administrative Agent agree as to the amount of such Commitments to be allocated to the respective Persons making such offers and the fees (if any) to be payable by the Borrower in connection therewith, the Borrower, such Persons, the Administrative Agent and the Issuing Lenders shall execute and deliver an appropriate amendment to this Credit Agreement, which amendment shall specify, among other things, the procedures for reallocating any outstanding Loans and L/C Obligations and the Issuing Lenders' respective shares of any concurrent increase in the L/C Commitment.

    c.  Notwithstanding the foregoing, no increase in the Commitments (or in the Commitment of any Lender) or addition of a new Lender shall become effective under this Section unless, (i) on the date of such increase, the conditions set forth in paragraphs (b) and (c) of Section 6.2 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by the chief financial officer of the Borrower, and (ii) the Administrative Agent shall have received (with sufficient copies for each of the Lenders) documents consistent with those delivered on the Effective Date under clauses (b) and (f) of Section 6.1 as to the corporate power and authority of the Borrower to borrow hereunder after giving effect to such Increase.

2.6  Loan Notes.

    a.  The Loans made by any Lender shall be evidenced, upon request by such Lender, by a promissory note of the Borrower payable to such Lender in substantially the form of Exhibit 2.6(a) hereto (a "Loan Note") and in a principal amount equal to the amount of such Lender's Commitment Percentage of the Loan Commitment as in effect as of the date such Lender becomes a party to this Credit Agreement.

    b.  The date, amount, type, interest rate and duration of Interest Period (if applicable) of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books; provided that the failure of such Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing hereunder or under any Loan Note, and each such recordation or endorsement shall be conclusive and binding absent manifest error.

SECTION 3.   PAYMENTS

3.1  Interest.

    a.   Interest Rate.

    All Base Rate Loans shall accrue interest at the Adjusted Base Rate.
    All Eurodollar Loans shall accrue interest at the Adjusted Eurodollar Rate.

   b.  Default Rate of Interest. Upon the occurrence, and during the continuance, of an Event of Default, the principal of and, to the extent permitted by law, interest on the Loans, Reimbursement Obligations and any other amounts owing by the Borrower hereunder or under the other Credit Documents shall bear interest, payable on demand, at a per annum rate equal to 2% plus the rate which would otherwise be applicable (or if no rate is applicable, then the Adjusted Base Rate plus 2% per annum).

   c.   Interest Payments. Interest on Loans shall be due and payable in arrears on each Interest Payment Date.

3.2  Prepayments.

   a.  Voluntary Prepayments. The Borrower shall have the right to prepay Loans made to it in whole or in part from time to time without premium or penalty; provided, however, that (i) Eurodollar Loans may only be prepaid on three Business Days' prior written notice to the Administrative Agent and any prepayment of Eurodollar Loans will be subject to Section 4.3 hereof, (ii) each such partial prepayment of Loans shall be in the minimum principal amount of $10,000,000 and (iii) all prepayments shall be accompanied by all accrued and unpaid interest on the principal prepaid. Amounts prepaid hereunder shall be applied as the Borrower may elect; provided that if the Borrower fails to specify the application of a voluntary prepayment then such prepayment shall be applied in each case first to Base Rate Loans and then to Eurodollar Loans in direct order of Interest Period maturities.

   b.  Mandatory Prepayments. If at any time the amount of Loans outstanding plus the L/C Obligations then outstanding exceeds the Loan Commitment, the Borrower shall immediately make a principal payment to the Administrative Agent in the manner and in an amount necessary to be in compliance with Section 2.1 hereof. Any payments made under this Section 3.2(b) shall be subject to Section 4.3 hereof and shall be applied first, to Base Rate Loans, and second, to Eurodollar Loans in direct order of Interest Period maturities; provided, that if the aggregate principal amount of Loans then outstanding is less than the amount of such excess (because L/C Obligations constitute a portion thereof), the Borrower shall, to the extent of the balance of such excess, replace outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Lenders on terms and conditions satisfactory to the Administrative Agent. All prepayments shall be accompanied by all accrued and unpaid interest on the principal prepaid.

3.3  Payment in Full at Maturity.

On the Maturity Date, the entire outstanding principal balance of all Loans, together with accrued but unpaid interest and all other sums owing under this Credit Agreement, shall be due and payable in full, unless accelerated sooner pursuant to Section 10 hereof.

3.4  Fees and Utilization Margin.

   a.   Commitment Fees.

    In consideration of the Loan Commitment being made available by the Lenders hereunder, the Borrower agrees to pay to the Administrative Agent, for the pro rata benefit of each Lender, a commitment fee for each day that will accrue on the unutilized Loan Commitment (i.e., the amount of the Loan Commitment less the outstanding aggregate principal amount of Loans and L/C Obligations) on such day according to the per annum percentages set forth under the heading "Applicable Commitment Fee" in the table included in the definition of "Applicable Percentage" (the "Commitment Fee").
    The accrued Commitment Fees shall be due and payable in arrears on the first Business Day of each January, April, July and October (as well as on the Maturity Date and on any date that the Loan Commitment is reduced) for the immediately preceding fiscal quarter (or portion thereof), beginning with the first of such dates to occur after the Closing Date.

   b.   Utilization Margin.

    If on any day the sum of the aggregate outstanding principal amount of all Loans plus the L/C Obligations then outstanding exceeds the product of (A) one-half (1/2) times (B) the Loan Commitment (or if all of the Commitments shall have been terminated, the Loan Commitment in effect immediately prior to such termination), the Applicable Percentage otherwise applicable to the Loans shall be increased by a per annum percentage set forth under the heading "Applicable Percentage for Utilization Margin" in the table included in the definition of "Applicable Percentage" (the "Utilization Margin").
    The accrued Utilization Margin shall be due and payable quarterly in arrears on each Interest Payment Date (as well as on any date that the Loan Commitment is reduced), beginning with the first of such dates to occur after the Closing Date.

   c.   Administrative Fees. The Borrower agrees to pay to the Administrative Agent an annual fee as agreed to between the Borrower and the Administrative Agent.

3.5  Place and Manner of Payments.

All payments of principal, interest, fees, expenses and other amounts to be made by the Borrower under this Credit Agreement shall be received not later than 2:00 p.m. on the date when due in Dollars and in immediately available funds, without setoff, deduction, counterclaim or withholding of any kind, by the Administrative Agent at its offices in Charlotte, North Carolina, except payments to be made directly to an Issuing Lender as provided herein. The Borrower shall, at the time it makes any payment under this Credit Agreement, specify to the Administrative Agent, the Loans, fees or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that it fails to specify, or if such application would be inconsistent with the terms hereof, the Administrative Agent, shall distribute such payment to the Lenders in such manner as it reasonably determines in its sole discretion).

3.6  Pro Rata Treatment.

Except to the extent otherwise provided herein, all Loans, each payment or prepayment of principal of any Loan, each payment of interest on the Loans, each payment of Commitment Fees and Letter of Credit Fees, each reduction of the Loan Commitment, each payment to Lenders in respect of their participations in L/C Obligations and each conversion or continuation of any Loans, shall be allocated pro rata among the Lenders in accordance with the respective Commitment Percentages.

3.7  Computations of Interest and Fees.

   a.  Except for Base Rate Loans, on which interest shall be computed on the basis of a 365 or 366 day year as the case may be, all computations of interest and fees hereunder shall be made on the basis of the actual number of days elapsed over a year of 360 days.

   b.  It is the intent of the Lenders and the Borrower to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and the Borrower are hereby limited by the provisions of this paragraph which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity of any obligation), shall the interest taken, reserved, contracted for, charged, or received under this Credit Agreement, under the Loan Notes or otherwise, exceed the maximum non-usurious amount permissible under applicable law. If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum non-usurious amount, any such construction shall be subject to the provisions of this paragraph and such documents shall be automatically reduced to the maximum non-usurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable law and which would, apart from this provision, be in excess of the maximum lawful amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such indebtedness does not exceed the maximum non-usurious amount permitted by applicable law.

3.8  Sharing of Payments.

Each Lender agrees that, in the event that any Lender shall obtain payment in respect of any Loan or L/C Obligation owing to such Lender under this Credit Agreement through the exercise of a right of set-off, banker's lien, counterclaim or otherwise (including, but not limited to, pursuant to the Bankruptcy Code) in excess of its pro rata share as provided for in this Credit Agreement, such Lender shall promptly purchase from the other Lenders a participation in such Loans, in such amounts and with such other adjustments from time to time, as shall be equitable in order that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Credit Agreement. Each Lender further agrees that if a payment to a Lender (which is obtained by such Lender through the exercise of a right of set-off, banker's lien, counterclaim or otherwise) shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by repurchase of a participation theretofore sold, return its share of that benefit to each Lender whose payment shall have been rescinded or otherwise restored. The Borrower agrees that any Lender so purchasing such a participation in Loans made to the Borrower may, to the fullest extent permitted by law, exercise all rights of payment, including set-off, banker's lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Loan or other obligation in the amount of such participation. Except as otherwise expressly provided in this Credit Agreement, if any Lender shall fail to remit to the Administrative Agent or any other Lender an amount payable by such Lender to the Administrative Agent or such other Lender pursuant to this Credit Agreement on the date when such amount is due, such payments shall accrue interest thereon, for each day from the date such amount is due until the day such amount is paid to the Administrative Agent or such other Lender, at a rate per annum equal to the Federal Funds Rate.

3.9  Evidence of Debt.

   a.  Each Lender shall maintain an account or accounts evidencing each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender by or for the account of the Borrower from time to time under this Credit Agreement. Each Lender will make reasonable efforts to maintain the accuracy of its account or accounts and to promptly update its account or accounts from time to time, as necessary.

   b.  The Administrative Agent shall maintain the Register pursuant to Section 12.3(c), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount, type and Interest Period of each such Loan hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from or for the account of the Borrower and each Lender's share thereof. The Administrative Agent will make reasonable efforts to maintain the accuracy of the subaccounts referred to in the preceding sentence and to promptly update such subaccounts from time to time, as necessary.

   c.  The entries made in the accounts, Register and subaccounts maintained pursuant to subsection (b) of this Section 3.9 (and, if consistent with the entries of the Administrative Agent, subsection (a)) shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain any such account, the Register or such subaccounts, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay the Loans made by such Lender to the Borrower in accordance with the terms hereof.

SECTION 4.  ADDITIONAL PROVISIONS REGARDING LOANS

4.1  Eurodollar Loan Provisions.

   a.  Unavailability. In the event that the Administrative Agent shall have determined in good faith (i) that Dollar deposits in the principal amounts requested with respect to a Eurodollar Loan are not generally available in the London interbank Eurodollar market or (ii) that reasonable means do not exist for ascertaining the Eurodollar Rate, the Administrative Agent shall, as soon as practicable thereafter, give notice of such determination to the Borrower and the Lenders. In the event of any such determination under clauses (i) or (ii) above, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any request by the Borrower for Eurodollar Loans shall be deemed to be a request for Base Rate Loans, and (B) any request by the Borrower for conversion into or continuation of Eurodollar Loans shall be deemed to be a request for conversion into or continuation of Base Rate Loans.

   b.  Change in Legality.

    Notwithstanding any other provision herein, if any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent, such Lender may:

    (A)    declare that Eurodollar Loans, and conversions to or continuations of Eurodollar Loans, will not thereafter be made by such Lender to the Borrower hereunder, whereupon any request by the Borrower for, or for conversion into or continuation of, Eurodollar Loans shall, as to such Lender only, be deemed a request for, or for conversion into or continuation of, Base Rate Loans, unless such declaration shall be subsequently withdrawn; and

    (B)    require that all outstanding Eurodollar Loans made by it to the Borrower be converted to Base Rate Loans in which event all such Eurodollar Loans shall be automatically converted to Base Rate Loans.

    In the event any Lender shall exercise its rights under clause (A) or (B) above, all payments and prepayments of principal which would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender to the Borrower or the converted Eurodollar Loans of such Lender to the Borrower shall instead be applied to repay the Base Rate Loans made by such Lender to the Borrower in lieu of, or resulting from the conversion of, such Eurodollar Loans.

   c.  Increased Costs. If at any time a Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to the making, the commitment to make or the maintaining of any Eurodollar Loan because of (i) any change since the date of this Credit Agreement in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or such order) including, without limitation, the imposition, modification or deemed applicability of any reserves, deposits or similar requirements (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Adjusted Eurodollar Rate) or (ii) other circumstances affecting the London interbank Eurodollar market; then the Borrower shall pay to such Lender promptly upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender may determine in its sole discretion) as may be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder.

Each determination and calculation made by a Lender under this Section 4.1 shall, absent manifest error, be binding and conclusive on the parties hereto.

4.2  Capital Adequacy.

If, after the date hereof, any Lender has determined that the adoption or effectiveness of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender (or its parent corporation) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's (or parent corporation's) capital or assets as a consequence of its commitments or obligations hereunder to the Borrower to a level below that which such Lender (or its parent corporation) could have achieved but for such adoption, effectiveness, change or compliance

(taking into consideration such Lender's (or parent corporation's) policies with respect to capital adequacy), then, upon notice from such Lender, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender (or its parent corporation) for such reduction. Each determination by any such Lender of amounts owing under this Section 4.2 shall, absent manifest error, be conclusive and binding on the parties hereto.

4.3  Compensation.

The Borrower shall compensate each Lender, upon its written request, for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by the Lender to fund its Eurodollar Loans to the Borrower) which such Lender may sustain:

  if for any reason (other than a default by such Lender or the Administrative Agent) a borrowing of Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing;
  if any repayment, continuation or conversion of any Eurodollar Loan by the Borrower occurs on a date which is not the last day of an Interest Period applicable thereto, including, without limitation, in connection with any demand, acceleration, mandatory prepayment or otherwise (including any demand under this Section 4); or
  if the Borrower fails to repay its Eurodollar Loans when required by the terms of this Credit Agreement.

Calculation of all amounts payable to a Lender under this Section 4.3 shall be made as though the Lender has actually funded its Eurodollar Loan through the purchase of a Eurodollar deposit bearing interest at the Eurodollar Rate in an amount equal to the amount of that Loan, having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided, however, that each Lender may fund each of its Eurodollar Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 4.3.

4.4  Taxes.

   a.  Tax Liabilities Imposed on a Lender. Any and all payments by the Borrower hereunder or under any of the Credit Documents shall be made, in accordance with the terms hereof and thereof, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes measured by net income and franchise taxes imposed on any Lender by the jurisdiction under the laws of which such Lender is organized or transacting business or any political subdivision thereof (all such non-excluded taxes, being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.4) such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law, and (iv) the Borrower shall deliver to such Lender evidence of such payment to the relevant Governmental Authority.

   b.  Other Taxes. In addition, the Borrower agrees to pay, upon notice from a Lender and prior to the date when penalties attach thereto, all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any state or political subdivision thereof or any applicable foreign jurisdiction that arise from any payment made hereunder by the Borrower or from the execution, delivery or registration of, or otherwise from the Borrower's participation with respect to, this Credit Agreement (collectively, the "Other Taxes").

   c.  Refunds. If a Lender or the Administrative Agent (as the case may be) shall become aware that it is entitled to claim a refund (or a refund in the form of a credit) (each, a "Refund") from a Governmental Authority (as a result of any error in the amount of Taxes or Other Taxes paid to such Governmental Authority or otherwise) of Taxes or Other Taxes which the Borrower has paid, or with respect to which the Borrower has paid additional amounts, pursuant to this Section 4.4, it shall promptly notify the Borrower of the availability of such Refund and shall, within 30 days after receipt of written notice by the Borrower, make a claim to such Governmental Authority for such Refund at the Borrower's expense if, in the judgment of such Lender or the Administrative Agent (as the case may be), the making of such claim will not be otherwise disadvantageous to it; provided that nothing in this subsection (c) shall be construed to require any Lender or the Administrative Agent to institute any administrative proceeding (other than the filing of a claim for any such Refund) or judicial proceeding to obtain such Refund.

If a Lender or the Administrative Agent (as the case may be) receives a Refund from a Governmental Authority (as a result of any error in the amount of Taxes or Other Taxes paid to such Governmental Authority or otherwise) of any Taxes or Other Taxes which have been paid by the Borrower, or with respect to which the Borrower has paid additional amounts pursuant to this Section 4.4, it shall promptly pay to the Borrower the amount so received (but only to the extent of payments made, or additional amounts paid, by the Borrower under this Section 4.4 with respect to Taxes or Other Taxes giving rise to such Refund), net of all reasonable out-of-pocket expenses (including the net amount of taxes, if any, imposed on such Lender or the Administrative Agent with respect to such Refund) of such Lender or Administrative Agent, and without interest (other than interest paid by the relevant Governmental Authority with respect to such Refund); provided, however, that the Borrower, upon the request of Lender or the Administrative Agent, agrees to repay the amount paid over to the Borrower (plus penalties, interest or other charges) to such Lender or the Administrative Agent in the event such Lender or the Administrative Agent is required to repay such Refund to such Governmental Authority. Nothing contained in this Section 4.4(c) shall require any Lender or the Administrative Agent to make available any of its tax returns (or any other information that it deems to be confidential or proprietary).

   d.  Foreign Lender. Each Lender (which, for purposes of this Section 4.4, shall include any Affiliate of a Lender that makes any Eurodollar Loan pursuant to the terms of this Credit Agreement) that is not a "United States person" (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent on or before the Closing Date (or, in the case of a Person that becomes a Lender after the Closing Date by assignment, promptly upon such assignment), two duly completed and signed copies of (A) either (1) Form W-8BEN, or any applicable successor form, of the United States Internal Revenue Service entitling such Lender to a complete exemption from withholding on all amounts to be received by such Lender pursuant to this Credit Agreement and/or the Loan Notes or (2) Form W-8ECI, or any applicable successor form, of the United States Internal Revenue Service relating to all amounts to be received by such Lender pursuant to this Credit Agreement and/or the Loan Notes and, if applicable, (B) an Internal Revenue Service Form W-8BEN or W-9 entitling such Lender to receive a complete exemption from United States backup withholding tax. Each such Lender shall, from time to time after submitting either such form, submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of such forms (or such successor forms or other documents as shall be adopted from time to time by the relevant United States taxing authorities) as may be (1) reasonably requested in writing by the Borrower or the Administrative Agent and (2) appropriate under then current United States laws or regulations. Upon the reasonable request of the Borrower or the Administrative Agent, each Lender that has not provided the forms or other documents, as provided above, on the basis of being a United States person shall submit to the Borrower and the Administrative Agent a certificate to the effect that it is such a "United States person."

4.5  Mitigation; Mandatory Assignment.

The Administrative Agent and each Lender shall use reasonable efforts to avoid or mitigate any increased cost or suspension of the availability of an interest rate under Sections 4.1 through 4.4 above to the greatest extent practicable (including transferring the Loans to another lending office or Affiliate of a Lender) unless, in the opinion of the Administrative Agent or such Lender, such efforts would be likely to have an adverse effect upon it. In the event a Lender makes a request to the Borrower for additional payments in accordance with Section 4.1, 4.2 or 4.4, then, provided that no Default or Event of Default has occurred and is continuing at such time, the Borrower may, at its own expense (such expense to include any transfer fee payable to the Administrative Agent under Section 12.3(b) and any expense pursuant to Section 4 hereof) and in its sole discretion, require such Lender to transfer and assign in whole (but not in part), without recourse (in accordance with and subject to the terms and conditions of Section 12.3(b)), all of its interests, rights and obligations under this Credit Agreement to an Eligible Assignee which shall assume such assigned obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that (a) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority and (b) the Borrower or such Eligible Assignee shall have paid to the assigning Lender in immediately available funds the principal of and interest accrued to the date of such payment on the portion of the Loans hereunder held by such assigning Lender and all other amounts owed to such assigning Lender hereunder, including amounts owed pursuant to Sections 4.1 through 4.4 hereof.

SECTION 5.  LETTERS OF CREDIT

5.1  L/C Commitment.

   a.   Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 5.4, agrees to issue letters of credit (each a "Letter of Credit") for the account of the Borrower on any Business Day from the Closing Date until the date that is ten Business Days prior to the Maturity Date in such form as may be approved from time to time by such Issuing Lender; provided that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Utilized Commitments would be greater than the Loan Commitments. Each Letter of Credit shall (x) be denominated in Dollars, (y) have a face amount of at least $1,000,000 (unless otherwise agreed by the applicable Issuing Lender) and (z) expire no later than the date that is five Business Days prior to the Maturity Date; provided, that, if one or more Letters of Credit shall at any time have an expiry date that is later than five Business Days prior to the Maturity Date, the Borrower shall, not later than (i) five Business Days preceding the Maturity Date, deposit in a cash collateral account established with the Administrative Agent, on terms and conditions satisfactory to the Administrative Agent, an amount equal to the L/C Obligations with respect to such Letters of Credit, if the Borrower's senior unsecured long-term, non-credit enhanced debt rating in effect is at least BBB- as published by S&P and is at least Baa3 as published by Moody's or (ii) fifteen days preceding the Maturity Date, deposit in a cash collateral account established with the Administrative Agent an amount equal to the L/C Obligations with respect to such Letters of Credit if the Borrower's senior unsecured long-term, non-credit enhanced debt rating in effect is lower than BBB- as published by S&P or is lower than Baa3 as published by Moody's; provided, further, that the obligations under this Section 5 in respect of such Letters of Credit of (i) the Borrower shall survive the Maturity Date and shall remain in effect until no such Letters of Credit remain outstanding and (ii) each Lender shall be reinstated, to the extent any such cash collateral, the application thereof or reimbursement in respect thereof is required to be returned to the Borrower by the applicable Issuing Bank after the Maturity Date. Amounts held in such cash collateral account shall be held and applied by the Administrative Agent in the manner and for the purposes set forth in Section 10.2(c).

   b.   No Issuing Lender shall at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable requirement of law.

5.2  Procedure for Issuance of Letter of Credit.

The Borrower may from time to time request that an Issuing Lender issue a Letter of Credit by delivering an Application therefor to such Issuing Lender, with a copy to the Administrative Agent, at their respective addresses for notices specified herein, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may request. Upon receipt of any Application, the applicable Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall any Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the applicable Issuing Lender and the Borrower. The applicable Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The applicable Issuing Lender shall promptly furnish to the Administrative Agent notice of the issuance of such Letter of Credit (including the amount thereof), together with a copy of such Letter of Credit, whereupon the Administrative Agent shall in turn promptly furnish such notice to the Lenders and a copy of such Letter of Credit to any Lender requesting the same.

5.3  Fees and Other Charges.

   a.   The Borrower will pay a fee ("Letter of Credit Fees") on all outstanding Letters of Credit at the per annum percentages set forth under the heading "Applicable Percentage for Letters of Credit" in the table included in the definition of "Applicable Percentage", multiplied by the Stated Amount of each Letter of Credit, shared ratably among the Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, the Borrower shall pay to each Issuing Lender for its own account a fronting fee on the undrawn and unexpired amount of each Letter of Credit issued by it as agreed between the Borrower and such Issuing Lender.

   b.   In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit issued by it.

5.4  L/C Participations.

   a.   Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lenders to issue their respective Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions set forth below, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Commitment Percentage in such Issuing Lender's obligations and rights under and in respect of each Letter of Credit issued by it and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees that, if a draft is paid under any Letter of Credit for which an Issuing Lender is not indefeasibly reimbursed in cash in full by the Borrower in accordance with the terms of this Credit Agreement (notwithstanding delivery of cash collateral pursuant to Sections 5.1(a) and 10.2(c)), such L/C Participant shall pay to the Administrative Agent for the account of the applicable Issuing Lender, upon demand, an amount equal to such L/C Participant's Commitment Percentage of the amount of such draft, or any part thereof, that is not so reimbursed.

   b.   If any amount required to be paid by any L/C Participant to or for the account of an Issuing Lender pursuant to Section 5.4(a) in respect of any unreimbursed portion of any payment made by an Issuing Lender under any Letter of Credit is paid within three Business Days after the date such payment is due, such L/C Participant shall pay to the Administrative Agent for the account of such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the applicable Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 5.4(a) is not made available by such L/C Participant within three Business Days after the date such payment is due, the applicable Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the Adjusted Base Rate. A certificate of an Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

   c.   Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 5.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will cause the Administrative Agent to distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

5.5  Reimbursement Obligation of the Borrower.

The Borrower agrees to reimburse each Issuing Lender on the Business Day next succeeding the Business Day on which such Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by such Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment. Each such payment shall be made to the applicable Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (i) until the Business Day next succeeding the date of the relevant notice, Section 3.1(a)(i) and (ii) thereafter, Section 3.1(b).

5.6  Obligations Absolute.

The Borrower's obligations under this Section 5 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with each

Issuing Lender that such Issuing Lender shall not be responsible for, and the Borrower's Reimbursement Obligations under Section 5.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Issuing Lender. The Borrower agrees that any action taken or omitted by an Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of such Issuing Lender to the Borrower.

5.7  Letter of Credit Payments.

If any draft shall be presented for payment under any Letter of Credit, the applicable Issuing Lender shall promptly notify the Administrative Agent and the Borrower of the date and amount thereof. The responsibility of an Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit, subject to Section 5.6.

5.8  Applications.

To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 5, the provisions of this Section 5 shall apply.

SECTION 6.  CONDITIONS PRECEDENT

6.1  Closing Conditions.

The obligation of the Lenders to enter into the Credit Documents is subject to satisfaction of the following conditions (in form and substance acceptable to the Lenders) on or prior to the Closing Date.

   a.   Credit Documents. Receipt by the Administrative Agent of duly executed copies of: (i) this Credit Agreement and (ii) the other Credit Documents.

   b.   Corporate Documents. Receipt by the Administrative Agent of the following:

    Charter Documents. Copies of the articles of incorporation or other charter documents of the Borrower certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation and certified by a secretary or assistant secretary of the Borrower to be true and correct as of the Closing Date.
    Bylaws. A copy of the bylaws of the Borrower certified by a secretary or assistant secretary of the Borrower to be true and correct as of the Closing Date.
    Resolutions. Copies of resolutions of the Board of Directors of the Borrower approving and adopting the Credit Documents, the transactions contemplated herein and therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary of the Borrower to be true and correct and in force and effect as of the Closing Date.
    Good Standing. Copies of (a) certificates of good standing, existence or its equivalent, certified as of a recent date by the appropriate Governmental Authorities of its jurisdiction of incorporation and each other jurisdiction in which the failure to so qualify and be in good standing would have a Material Adverse Effect and (b) to the extent available, a certificate indicating payment of all corporate franchise taxes certified as of a recent date by the appropriate Governmental Authorities of the Borrower's jurisdiction of incorporation and each other jurisdiction from which the failure to pay such franchise taxes would have a Material Adverse Effect.

   c.   Closing Certificate. Receipt by the Administrative Agent of a certificate of the Borrower, dated the Closing Date, substantially in the form of Exhibit 6.1(c), executed by any Assistant Treasurer and the Secretary or any Assistant Secretary of the Borrower, and attaching the documents referred to in subsections 6.1(b).

   d.   (Intentionally Omitted).

   e.   Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented.

   f.   Opinion of Counsel. Receipt by the Administrative Agent of an opinion or opinions, satisfactory in form and content to the Administrative Agent and the Lenders, addressed to the Administrative Agent and each of the Lenders and dated as of the Closing Date, substantially in the form of Exhibit 6.1(f), from McGuireWoods LLP, outside legal counsel to the Borrower.

   g.  Financial Statements. Receipt and approval by the Administrative Agent and the Lenders of the audited consolidated financial statements of the Borrower dated as of December 31, 2003 and December 31, 2004 and the unaudited interim consolidated financial statements of the Borrower for the periods ended March 31, 2005 and June 30, 2005.

   h.  Consents. Receipt by the Administrative Agent of a written representation from the Borrower that (i) all governmental, shareholder and third party consents (including Securities and Exchange Commission clearance) and approvals necessary or, in the reasonable opinion of the Administrative Agent, advisable in connection with the transactions contemplated hereby have been received and are in full force and effect and (ii) no condition or requirement of law exists which could reasonably be likely to restrain, prevent or impose any material adverse condition on the transactions contemplated hereby, and receipt by the Administrative Agent of copies of any required orders of any regulatory authority approving the Borrower's execution, delivery and performance of this Credit Agreement and the borrowings hereunder.

   i.  No Default; Representations and Warranties. As of the Closing Date (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects.

   j.  Material Adverse Effect. No event or condition shall have occurred since the dates of the financial statements delivered pursuant to Section 6.1(g) above        that has or would be likely to have a Material Adverse Effect.

   k. Other. Receipt by the Lenders of such other documents, instruments, agreements or information as reasonably requested by any Lender.

6.2  Conditions to Loans.

In addition to the conditions precedent stated elsewhere herein, the Lenders shall not be obligated to make new Loans to the Borrower (including the initial Loans to be made hereunder) or issue, renew or participate in any Letter of Credit unless:

   a. Request. The Borrower shall have timely delivered a duly executed and completed Notice of Borrowing or Application in conformance with all the        terms and conditions of this Credit Agreement.

   b.  Representations and Warranties. The representations and warranties made by the Borrower in or pursuant to the Credit Documents are true and correct in all material respects at and as if made as of the date of the funding of the Loans, issuance of any Letter of Credit or increase in Loan Commitment pursuant to Section 2.5(b); provided, however, that the representation and warranty set forth in clause (ii) of the second paragraph of Section 7.6 hereof need not be true and correct as a condition to the making of any Loans or the issuance, renewal or participations in any Letter of Credit made after the Closing Date.

   c. No Default. On the date of the funding of the Loans, issuance of the Letter of Credit or increase in Loan Commitment pursuant to Section 2.5(b), no Default or Event of Default has occurred and is continuing or would be caused by making the Loans or issuance of a Letter of Credit.

   d. Availability. Immediately after giving effect to the making of a Loan (and the application of the proceeds thereof) or issuance of the Letter of Credit, the sum of Loans outstanding and the L/C Obligations shall not exceed the Loan Commitment.

The delivery of each Notice of Borrowing and Application shall constitute a representation and warranty by the Borrower of the correctness of the matters specified in subsections (b), (c), and (d) above.

SECTION 7.  REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants to each Lender that:

7.1  Organization and Good Standing.

The Borrower and each Material Subsidiary of the Borrower (other than any Material Subsidiary that is not a corporation) (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) is duly qualified and in good standing as a foreign corporation authorized to do business in every jurisdiction where the failure to so qualify would have a Material Adverse Effect and (c) has the requisite corporate power and authority to own its properties and to carry on its business as now conducted and as proposed to be conducted. Each Material Subsidiary of the Borrower that is not a corporation (a) is a legal entity duly organized, existing and in good standing under the laws of its jurisdiction of organization, (b) is registered or qualified as an entity authorized to do business in every jurisdiction where the failure to be so registered or qualified would have a Material Adverse Effect and (c) has the requisite power and authority to own its properties and to carry on its business as now conducted and as proposed to be conducted.

7.2  Due Authorization.

The Borrower (a) has the requisite corporate power and authority to execute, deliver and perform this Credit Agreement and the other Credit Documents and to incur the obligations herein and therein provided for and (b) is duly authorized to, and has been authorized by all necessary corporate action, to execute, deliver and perform this Credit Agreement and the other Credit Documents.

7.3  No Conflicts.

Neither the execution and delivery of the Credit Documents nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof by the Borrower will (a) violate or conflict with any provision of its articles of incorporation or bylaws, (b) violate, contravene or materially conflict with any law (including without limitation, the 1935 Act), regulation (including, without limitation, Regulation U or Regulation X), order, writ, judgment, injunction, decree or permit applicable to it, (c) violate, contravene or materially conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound, the violation of which could have a Material Adverse Effect or (d) result in or require the creation of any Lien upon or with respect to its properties.

7.4  Consents.

No consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party is required to be obtained or made by the Borrower in connection with the Borrower's execution, delivery or performance of this Credit Agreement or any of the other Credit Documents that has not been obtained or made.

7.5  Enforceable Obligations.

This Credit Agreement and the other Credit Documents have been duly executed and delivered and constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as may be limited by bankruptcy or insolvency laws or similar laws affecting creditors' rights generally or by general equitable principles.

7.6  Financial Condition.

The financial statements provided to the Lenders pursuant to Section 6.1(g) and pursuant to Section 8.1(a) and (b) present fairly the financial condition, results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of the date stated therein.

In addition, (i) such financial statements were prepared in accordance with GAAP and, (ii) since June 30, 2005, there have occurred no changes or circumstances which have had or would be reasonably expected to have a Material Adverse Effect.

7.7 No Default.

Neither the Borrower nor any of its Material Subsidiaries is in default in any respect under any contract, lease, loan agreement, indenture, mortgage, security agreement or other agreement or obligation to which it is a party or by which any of its properties is bound which default would have or would be reasonably expected to have a Material Adverse Effect.

7.8  Indebtedness.

As of the Closing Date, the Borrower has no Indebtedness except as disclosed in the financial statements referenced in Section 6.1(g) and on Schedule 7.8.

7.9  Litigation.

Except as disclosed in the Borrower's Annual Report on Form 10-K for the year ended December 31, 2004 and the Borrower's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005, there are no actions, suits or legal, equitable, arbitration or administrative proceedings, pending or, to the knowledge of the Borrower, threatened against the Borrower or a Material Subsidiary of the Borrower in which there is a reasonable possibility of an adverse decision which would have or would reasonably be expected to have a Material Adverse Effect.

7.10  Taxes.

The Borrower and each Material Subsidiary of the Borrower has filed, or caused to be filed, all material tax returns (federal, state, local and foreign) required to be filed by it and paid all amounts of taxes shown thereon to be due (including interest and penalties) and has paid all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes which are not yet delinquent or that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP. The Borrower is not aware of any proposed tax assessments against it or any of its Material Subsidiaries.

7.11  Compliance with Law.

Except as disclosed in the Borrower's Annual Report on Form 10-K for the year ended December 31, 2004 and the Borrower's Quarterly Reports for the quarters ended March 31, 2005 and June 30, 2005, the Borrower and each Material Subsidiary of the Borrower is in compliance with all laws, rules, regulations, orders and decrees applicable to it, or to its properties, unless such failure to comply would not have a Material Adverse Effect.

7.12  ERISA.

   a   No Reportable Event has occurred and is continuing with respect to any Plan; (b) no Plan has an accumulated funding deficiency determined under Section 412 of the Code; (c) no proceedings have been instituted, or, to the knowledge of the Borrower, planned to terminate any Plan; (d) neither the Borrower, nor any member of a Controlled Group including the Borrower, nor any duly-appointed administrator of a Plan has instituted or intends to institute proceedings to withdraw from any Multiemployer Pension Plan (as defined in Section 3(37) of ERISA); and (e) each Plan has been maintained and funded in all material respects in accordance with its terms and with the provisions of ERISA applicable thereto.

7.13  Use of Proceeds.

The proceeds of the Loans made to the Borrower hereunder will be used solely for the purposes specified in Section 8.9.

7.14  Government Regulation.

   a.   None of the proceeds of the Loans made to the Borrower hereunder will be used for the purpose of purchasing or carrying any "margin stock" which violates Regulation U or Regulation X or for the purpose of reducing or retiring in violation of Regulation U or Regulation X any Indebtedness which was originally incurred to purchase or carry "margin stock" or for any other purpose which might constitute this transaction a "purpose credit" in violation of Regulation U or Regulation X.

   b.   As of the Closing Date, each of the Borrower and Dominion Resources is a registered "holding company" within the meaning of that term under the 1935 Act. The issuance by the Borrower of the Loan Notes, its incurrence of the Indebtedness contemplated by this Credit Agreement and the borrowing, repayment and reborrowing of Loans and issuance and reimbursement of Letters of Credit hereunder are permitted by the 1935 Act and require no authorization or approval of any Governmental Authority other than such authorizations and approvals as have already been duly obtained and are in full force and effect.

   c.   The Borrower is not an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, and is not controlled by such a company, nor is otherwise subject to regulation under said Act.

7.15  Solvency.

The Borrower is and, after the consummation of the transactions contemplated by this Credit Agreement and the other Credit Documents, will be Solvent.

SECTION 8.  AFFIRMATIVE COVENANTS

The Borrower hereby covenants and agrees that so long as this Credit Agreement is in effect and until the Loans made to it, together with interest, fees and all other obligations hereunder, have been paid in full and the Commitments and all Letters of Credit hereunder shall have terminated:

8.1  Information Covenants.

The Borrower will furnish, or cause to be furnished, to the Administrative Agent and each Lender:

   a.  Annual Financial Statements. As soon as available, and in any event within 120 days after the close of each fiscal year of the Borrower, a Form 10-K, as required to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Exchange Act, which includes financial information required by such Form 10-K, such financial information to be in reasonable form and detail and audited by Deloitte & Touche LLP or another independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent and whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified in any respect.

   b.  Quarterly Financial Statements. As soon as available, and in any event within 60 days after the close of each of the first three fiscal quarters of the Borrower, a Form 10-Q, as required to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Exchange Act, which includes the financial information required by such Form 10-Q, such financial information to be in reasonable form and detail and reasonably acceptable to the Administrative Agent, and accompanied by a certificate of the chief financial officer or treasurer of the Borrower to the effect that such quarterly financial statements fairly present in all material respects the financial condition of the Borrower and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments.

   c.  Officer's Certificate. At the time of delivery of the financial statements provided for in Sections 8.1(a) and 8.1(b) above, a certificate of the chief financial officer or treasurer of the Borrower, substantially in the form of Exhibit 8.1(c), (i) demonstrating compliance with the financial covenant contained in Section 8.11 by calculation thereof as of the end of each such fiscal period and (ii) stating that no Default or Event of Default exists, or if any such Default or Event of Default does exist, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto.

   d.  Reports. Promptly upon transmission or receipt thereof, notice of any filings and registrations of the Borrower with, and reports to or from, the Securities and Exchange Commission, or any successor agency, and copies of all financial statements, proxy statements, notices and reports as Dominion Resources shall send to its shareholders.

   e.  Notices. Upon the Borrower obtaining knowledge thereof, the Borrower will give written notice to the Administrative Agent immediately of (i) the occurrence of an event or condition consisting of a Default or Event of Default, specifying the nature and existence thereof and what action the Borrower proposes to take with respect thereto, and (ii) the occurrence of any of the following: (A) the pendency or commencement of any litigation, arbitral or governmental proceeding against the Borrower or a Material Subsidiary of the Borrower which, if adversely determined, is likely to have a Material Adverse Effect, (B) the institution of any proceedings against the Borrower or a Material Subsidiary of the Borrower with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation, or alleged violation of any federal, state or local law, rule or regulation, the violation of which would likely have a Material Adverse Effect or (C) any notice or determination concerning the imposition of any withdrawal liability by a Multiemployer Plan against the Borrower or any of its ERISA Affiliates, the determination that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA or the termination of any Plan.

   f.   Other Information. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of the Borrower as the Administrative Agent or the Required Lenders may reasonably request.

8.2  Preservation of Existence and Franchises.

The Borrower will do (and will cause each of its Material Subsidiaries to do) all things necessary to preserve and keep in full force and effect its existence, rights, franchises and authority; provided that nothing in this Section 8.2 shall prevent any transaction otherwise permitted under Section 9.2 or Section 9.3 or any change in the form of organization (by merger or otherwise) of any Material Subsidiary of the Borrower so long as such change shall not have an adverse effect on the Borrower's ability to perform its obligations hereunder.

8.3  Books and Records.

The Borrower will keep (and will cause each of its Material Subsidiaries to keep) complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).

8.4  Compliance with Law.

The Borrower will comply (and will cause each of its Material Subsidiaries to comply) with all laws, rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its property if noncompliance with any such law, rule, regulation, order or restriction would be reasonably expected to have a Material Adverse Effect.

8.5  Payment of Taxes.

The Borrower will pay and discharge all taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent; provided, however, that the Borrower shall not be required to pay any such tax, assessment, charge, levy, or claim which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP.

8.6  Insurance.

The Borrower will at all times maintain in full force and effect insurance (including worker's compensation insurance, liability insurance, casualty insurance and business interruption insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice.

8.7  Performance of Obligations.

The Borrower will perform (and will cause each of its Material Subsidiaries to perform) in all material respects all of its obligations under the terms of all material agreements, indentures, mortgages, security agreements or other debt instruments to which it is a party or by which it is bound.

8.8  ERISA.

The Borrower and each of its ERISA Affiliates will (a) at all times make prompt payment of all contributions (i) required under all employee pension benefit plans (as defined in Section 3(2) of ERISA) ("Pension Plans") and (ii) required to meet the minimum funding standard set forth in ERISA with respect to each of its Plans; (b) promptly upon request, furnish the Administrative Agent and the Lenders copies of each annual report/return (Form 5500 Series), as well as all schedules and attachments required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA, and the regulations promulgated thereunder, in connection with each of its Pension Plans for each Plan Year (as defined in ERISA); (c) notify the Administrative Agent immediately of any fact, including, but not limited to, any Reportable Event arising in connection with any of its Plans, which might constitute grounds for termination thereof by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Plan, together with a statement, if requested by the Administrative Agent, as to the reason therefor and the action, if any, proposed to be taken in respect thereof; and (d) furnish to the Administrative Agent, upon its request, such additional information concerning any of its Plans as may be reasonably requested. The Borrower will not nor will it permit any of its ERISA Affiliates to (A) terminate a Plan if any such termination would have a Material Adverse Effect or (B) cause or permit to exist any Reportable Event under ERISA or other event or condition which presents a material risk of termination at the request of the PBGC if such termination would have a Material Adverse Effect.

8.9  Use of Proceeds.

The Borrower intends that the facilities afforded by this Agreement will be used primarily in the form of Letters of Credit, and secondarily, in the form of Loans. The Letters of Credit issued hereunder and proceeds of the Loans made to the Borrower hereunder may be used solely (a) to provide credit support for the Borrower's commercial paper, (b) for working capital of the Borrower and its Subsidiaries and (c) for other general corporate purposes.

8.10  Audits/Inspections.

Upon reasonable notice, during normal business hours and in compliance with the reasonable security procedures of the Borrower, the Borrower will permit representatives appointed by the Administrative Agent or any Lender, including, without limitation, independent accountants, agents, attorneys, and appraisers to visit and inspect the Borrower's property, including its books and records, its accounts receivable and inventory, the Borrower's facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit any Lender or the Administrative Agent or its representatives to investigate and verify the accuracy of information provided to the Lenders and to discuss all such matters with the officers, employees and representatives of the Borrower.

8.11  Total Funded Debt to Capitalization.

The ratio of (a) Total Funded Debt to (b) Capitalization for the Borrower shall at all times be less than or equal to .65 to 1.00.

SECTION 9.  NEGATIVE COVENANTS

The Borrower hereby covenants and agrees that so long as this Credit Agreement is in effect and until the Loans, together with interest, fees and all other obligations hereunder, have been paid in full and the Commitments and all Letters of Credit hereunder shall have terminated:

9.1  Nature of Business.

The Borrower will not alter the character of its business from that conducted as of the Closing Date and activities reasonably related thereto and similar and related businesses.

9.2  Consolidation and Merger.

The Borrower will not enter into any transaction of merger or consolidation or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided that notwithstanding the foregoing provisions of this Section 9.2, the following actions may be taken if, both immediately prior thereto and after giving effect thereto, no Default or Event of Default exists:

   a.   a Subsidiary of the Borrower may be merged or consolidated with or into the Borrower; provided that the Borrower shall be the continuing or surviving entity; and

   b.   the Borrower may merge or consolidate with any other Person if either (i) the Borrower shall be the continuing or surviving entity or (ii) the Borrower shall not be the continuing or surviving entity and the entity so continuing or surviving (A) is an entity organized and duly existing under the law of any state of the United States and (B) executes and delivers to the Administrative Agent and the Lenders an instrument in form satisfactory to the Required Lenders pursuant to which it expressly assumes the Loans and all of the other obligations of the Borrower under the Credit Documents and procures for the Administrative Agent and each Lender an opinion in form satisfactory to the Required Lenders and from counsel satisfactory to the Required Lenders in respect of the due authorization, execution, delivery and enforceability of such instrument and covering such other matters as the Required Lenders may reasonably request.

9.3  Sale or Lease of Assets.

The Borrower will not convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its business or assets whether now owned or hereafter acquired.

9.4  Limitation on Liens.

If the Borrower shall pledge, mortgage or hypothecate, or permit any Lien upon, any property or assets at any time owned by the Borrower and by reason thereof the Borrower would under the Indenture be obligated to cause the securities outstanding under the Indenture as from time to time in effect to be secured by such pledge, mortgage, hypothecation or other Lien, the Borrower shall concurrently make effective provision whereby the Loans and Reimbursement Obligations outstanding hereunder will be equally and ratably secured with any and all other indebtedness thereby secured.

9.5  Fiscal Year.

The Borrower will not change its fiscal year without prior notification to the Lenders.

SECTION 10.  EVENTS OF DEFAULT

10.1  Events of Default.

An Event of Default shall exist upon the occurrence and continuation of any of the following specified events (each an "Event of Default"):

   a.   Payment. The Borrower shall:

    default in the payment when due of any principal of any of the Loans or Reimbursement Obligations, or shall fail to deliver to the Administrative Agent, when due, any cash collateral required to be provided in accordance with Sections 3.2(b) or 5.1(a); or
    default, and such default shall continue for three or more days, in the payment when due of any interest on the Loans, Reimbursement Obligations or of any fees or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith.

   b.  Representations. Any representation, warranty or statement made or deemed to be made by the Borrower herein, in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was deemed to have been made.

   c.  Covenants. The Borrower shall:

    default in the due performance or observance of any term, covenant or agreement contained in Sections 8.2, 8.9, 8.11 or 9.1 through 9.5, inclusive; or
    default in the due performance or observance by it of any term, covenant or agreement contained in Section 8.1(a), (b), (c) or (e) and such default shall continue unremedied for a period of five Business Days after the earlier of an officer of the Borrower becoming aware of such default or notice thereof given by the Administrative Agent; or
    default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b), (c)(i), or (c)(ii) of this Section 10.1) contained in this Credit Agreement or any other Credit Document and such default shall continue unremedied for a period of at least 30 days after the earlier of an officer of the Borrower becoming aware of such default or notice thereof given by the Administrative Agent.

   d.  Credit Documents. Any Credit Document shall fail to be in full force and effect or shall fail to give the Administrative Agent and/or the Lenders the security interests, liens, rights, powers and privileges purported to be created thereby.

   e.  Bankruptcy, etc. The occurrence of any of the following: (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower or a Material Subsidiary of the Borrower in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Borrower or a Material Subsidiary of the Borrower or for any substantial part of its property or ordering the winding up or liquidation of its affairs; or (ii) an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect is commenced against the Borrower or a Material Subsidiary of the Borrower and such petition remains unstayed and in effect for a period of 60 consecutive days; or (iii) the Borrower or a Material Subsidiary of the Borrower shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or any substantial part of its property or make any general assignment for the benefit of creditors; or (iv) the Borrower or a Material Subsidiary of the Borrower shall admit in writing its inability to pay its debts generally as they become due or any action shall be taken by such Person in furtherance of any of the aforesaid purposes.

   f.   Defaults under Other Agreements. With respect to any Indebtedness (other than Indebtedness outstanding under this Credit Agreement) of the Borrower or a Material Subsidiary of the Borrower in a principal amount in excess of $25,000,000, (i) the Borrower or a Material Subsidiary of the Borrower shall (A) default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness, or (B) default (after giving effect to any applicable grace period) in the observance or performance of any covenant or agreement relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause, or permit, the holder or holders of such Indebtedness (or trustee or agent on behalf of such holders) to cause any such Indebtedness to become due prior to its stated maturity; or (ii) any such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; or (iii) any such Indebtedness matures and is not paid at maturity.

   g.  Judgments. One or more judgments, orders, or decrees shall be entered against the Borrower or a Material Subsidiary of the Borrower involving a liability of $25,000,000 or more, in the aggregate, (to the extent not paid or covered by insurance provided by a carrier who has acknowledged coverage) and such judgments, orders or decrees shall continue unsatisfied, undischarged and unstayed for a period ending on the first to occur of (i) the last day on which such judgment, order or decree becomes final and unappealable and, where applicable, with the status of a judicial lien and (ii) 30 days.

   h.  ERISA. (i) The Borrower, a Material Subsidiary of the Borrower or any member of the Controlled Group including the Borrower shall fail to pay when due an amount or amounts aggregating in excess of $25,000,000 which it shall have become liable to pay under Title IV of ERISA; or (ii) notice of intent to terminate a Plan or Plans of the Borrower which in the aggregate have unfunded liabilities in excess of $25,000,000 (individually and collectively, a "Material Plan") shall be filed under Title IV of ERISA by the Borrower or any member of the Controlled Group including the Borrower, any plan administrator or any combination of the foregoing; or (iii) the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan of the Borrower; or (iv) a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan of the Borrower must be terminated; or (v) there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the Controlled Group including the Borrower to incur a current payment obligation in excess of $25,000,000.

   i.  Change of Control. The occurrence of any Change of Control.

10.2  Acceleration; Remedies.

   a.  Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived by the Required Lenders or cured to the satisfaction of the Required Lenders, the Administrative Agent may with the consent of the Required Lenders, and shall, upon the request and direction of the Required Lenders, by written notice to the Borrower take any of the following actions without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for herein:

    Termination of Commitments. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.
    Acceleration of Loans. Declare the unpaid principal of and any accrued interest on the Loans, and any and all other indebtedness or obligations of any and every kind (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) owing by the Borrower to any of the Lenders or the Administrative Agent hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
    Enforcement of Rights. Enforce any and all rights and interests created and existing under the Credit Documents, including, without limitation, all rights of set-off, as against the Borrower.

   b.  Notwithstanding the foregoing, if an Event of Default specified in Section 10.1(e) shall occur, then the Commitments shall automatically terminate and all Loans, all accrued interest in respect thereof, all accrued and unpaid fees and other indebtedness or obligations (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder)

owing by the Borrower to the Lenders and the Administrative Agent hereunder shall immediately become due and payable without the giving of any notice or other action by the Administrative Agent or the Lenders.

   c.  With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this Section 10.2, the Borrower shall at such time deposit in a cash collateral account established with the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Credit Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Credit Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).

10.3  Allocation of Payments After Event of Default.

Notwithstanding any other provisions of this Credit Agreement, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Administrative Agent or any Lender on account of amounts outstanding under any of the Credit Documents shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable outside attorneys' fees) of the Administrative Agent or any of the Lenders in connection with enforcing the rights of the Lenders under the Credit Documents and any protective advances made by the Administrative Agent or any of the Lenders, pro rata as set forth below;

SECOND, to payment of any fees owed to the Administrative Agent or any Lender, pro rata as set forth below;

THIRD, to the payment of all accrued interest payable to the Lenders, pro rata as set forth below;

FOURTH, to the payment of the outstanding principal amount of the Loans, pro rata as set forth below;

FIFTH, to all other obligations which shall have become due and payable under the Credit Documents and not repaid pursuant to clauses "FIRST" through "FOURTH" above; and

SIXTH, the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category and (b) each of the Lenders shall receive an amount equal to its pro rata share (based on each Lender's Commitment Percentages) of amounts available to be applied.

SECTION 11.  AGENCY PROVISIONS

11.1  Appointment.

Each Lender hereby designates and appoints Wachovia as administrative agent of such Lender to act as specified herein and the other Credit Documents, and each such Lender hereby authorizes the Administrative Agent, as the agent for such Lender, to take such action on its behalf under the provisions of this Credit Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated by the terms hereof and of the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere herein and in the other Credit Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any of the other Credit Documents, or shall otherwise exist against the Administrative Agent. The provisions of this Section are solely for the benefit of the Administrative Agent and the Lenders and the Borrower shall not have any rights as a third party beneficiary of the provisions hereof. In performing its functions and duties under this Credit Agreement and the other Credit Documents, the Administrative Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for the Borrower.

11.2  Delegation of Duties.

The Administrative Agent may execute any of its duties hereunder or under the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

11.3  Exculpatory Provisions.

Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection herewith or in connection with any of the other Credit Documents (except for its or such Person's own gross negligence or willful misconduct), or responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower contained herein or in any of the other Credit Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection herewith or in connection with the other Credit Documents, or enforceability or sufficiency therefor of any of the other Credit Documents, or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Administrative Agent shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Credit Agreement, or any of the other Credit Documents or for any representations, warranties, recitals or statements made herein or therein or made by the Borrower in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Administrative Agent to the Lenders or by or on behalf of the Borrower to the Administrative Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default or to inspect the properties, books or records of the Borrower. The Administrative Agent is not a trustee for the Lenders and owes no fiduciary duty to the Lenders.

11.4  Reliance on Communications.

The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower, independent accountants and other experts selected by the Administrative Agent with reasonable care). The Administrative Agent may deem and treat the Lenders as the owner of its interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent in accordance with Section 12.3(b). The Administrative Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement or under any of the other Credit Documents unless it shall first receive such advice or concurrence of the Required Lenders (or to the extent specifically provided in Section 12.6, all the Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Credit Documents in accordance with a request of the Required Lenders (or to the extent specifically provided in Section 12.6, all the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns).

11.5  Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to the Credit Document, describing such Default or Event of Default and stating that such notice is a "notice of default." In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be directed by the Required Lenders (or, to the extent specifically provided in Section 12.6, all the Lenders).

11.6  Non-Reliance on Administrative Agent and Other Lenders.

Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent or any affiliate thereof hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower and made its own decision to make its Loans hereunder and enter into this Credit Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower. Except for (i) delivery of the Credit Documents and (ii) notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of the Borrower which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

11.7  Indemnification.

Each Lender agrees to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to its Loan Commitment (as in effect at the time indemnification is sought hereunder), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in its capacity as such in any way relating to or arising out of this Credit Agreement or the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent. If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder and under the other Credit Documents.

11.8  Administrative Agent in Its Individual Capacity.

The Administrative Agent and its Affiliates may make loans to, issue to or participate in Letters of Credit by, accept deposits from and generally engage in any kind of business with the Borrower as though the Administrative Agent were not Administrative Agent hereunder. With respect to the Loans made by it, the Administrative Agent shall have the same rights and powers under this Credit Agreement as any Lender and may exercise the same as though they were not Administrative Agent, and the terms "Lender" and "Lenders" shall include the Administrative Agent in its individual capacity.

11.9  Successor Administrative Agent.

The Administrative Agent may, at any time, resign upon 30 days written notice to the Lenders. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment, within 30 days after the notice of resignation, then the retiring Administrative Agent shall select a successor Administrative Agent provided such successor is an Eligible Assignee (or if no Eligible Assignee shall have been so appointed by the retiring Administrative Agent and shall have accepted such appointment, then the Lenders shall perform all obligations of the retiring Administrative Agent until such time, if any, as a successor Administrative Agent shall have been so appointed and shall have accepted such appointment as provided for above). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent, as appropriate, under this Credit Agreement and the other Credit Documents and the provisions of this Section 11.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Credit Agreement.

SECTION 12.  MISCELLANEOUS

12.1  Notices.

Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (a) when delivered, (b) when transmitted via telecopy (or other facsimile device), (c) the Business Day following the day on which the same has been delivered prepaid (or pursuant to an invoice arrangement) to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address or telecopy numbers set forth on Schedule 12.1, or at such other address as such party may specify by written notice to the other parties hereto.

Notices and other communications to any Lender hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

12.2  Right of Set-Off; Adjustments.

In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default by the Borrower and the commencement of remedies described in Section 10.2, each Lender is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Lender (including, without limitation branches, agencies or Affiliates of such Lender wherever located) to or for the credit or the account of the Borrower against obligations and liabilities of the Borrower to the Lenders hereunder, under the Loan Notes, the other Credit Documents or otherwise, irrespective of whether the Administrative Agent or the Lenders shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Lender subsequent thereto. The Borrower hereby agrees that any Person purchasing a participation in the Loans and Commitments to it hereunder pursuant to Section 12.3(c) may exercise all rights of set-off with respect to its participation interest as fully as if such Person were a Lender hereunder.

Except to the extent that this Credit Agreement expressly provides for payments to be allocated to a particular Lender, if any Lender (a "Benefitted Lender") shall receive any payment of all or part of the obligations owing to it by the Borrower under this Credit Agreement, receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 10.1(e), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the obligations owing to such other Lender by the Borrower under this Credit Agreement, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

12.3  Benefit of Agreement.

   a.  Generally. This Credit Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that the Borrower may not assign and transfer any of its interests (except as permitted by Section 9.2) without prior written consent of the Lenders; and provided further that the rights of each Lender to transfer, assign or grant participations in its rights and/or obligations hereunder shall be limited as set forth in this Section 12.3.

   b.  Assignments. Each Lender may assign all or a portion of its rights and obligations under this Credit Agreement (including, without limitation, all or a portion of its Loans, its Loan Notes, and its Commitment); provided, however, that:

    each such assignment shall be to an Eligible Assignee;
    each of (A) the Administrative Agent and (B) the Issuing Lenders, shall have provided their written consent (not to be unreasonably withheld);
    subject to the definition of "Eligible Assignee", the Borrower shall have provided its written consent (not to be unreasonably withheld) which consent shall not be required during the existence of a Default or Event of Default;
    any such partial assignment shall be in an amount at least equal to $10,000,000 (or, if less, the remaining amount of the Commitment being assigned by such Lender) or an integral multiple of $5,000,000 in excess thereof;
    each such assignment by a Lender shall be of a constant, and not varying, percentage of all of its rights and obligations under this Credit Agreement and the Loan Notes; and
    the parties to such assignment shall execute and deliver to the Administrative Agent for its acceptance an Assignment Agreement in substantially the form of Exhibit 12.3, together with a processing fee from the assignor of $4,000.

Upon execution, delivery, and acceptance of such Assignment Agreement, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, rights, and benefits of a Lender hereunder and the assigning Lender shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Credit Agreement. Upon the consummation of any assignment pursuant to this Section 12.3(b), the assignor, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, new Loan Notes are issued to the assignee. If the assignee is not incorporated under the laws of the United States of America or a State thereof, it shall deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of taxes in accordance with Section 4.4.

By executing and delivering an assignment agreement in accordance with this Section 12.3(b), the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (A) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and the assignee warrants that it is an Eligible Assignee; (B) except as set forth in clause (A) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto or the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto; (C) such assignee represents and warrants that it is legally authorized to enter into such assignment agreement; (D) such assignee confirms that it has received a copy of this Credit Agreement, the other Credit Documents and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such assignment agreement; (E) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement and the other Credit Documents; (F) such assignee appoints and authorizes the Administrative Agent to take such action on its behalf and to exercise such powers under this Credit Agreement or any other Credit Document as are delegated to the Administrative Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; and (G) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Credit Agreement and the other Credit Documents are required to be performed by it as a Lender.

For avoidance of doubt, the parties to this Credit Agreement acknowledge that the provisions of this Section 12.3 concerning assignments relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Lender to any Federal Reserve Bank in accordance with applicable law.

   c.  Register. The Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time by the Borrower (collectively, the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

   d.  Acceptance. Upon its receipt of an assignment agreement executed by the parties thereto, together with any Loan Note subject to such assignment and payment of the processing fee, the Administrative Agent shall, if such Assignment Agreement has been completed and is in substantially the form of Exhibit 12.3, (i) accept such assignment agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the parties thereto.

   e.  Participations. Each Lender may sell, transfer, grant or assign participations in all or any part of such Lender's interests and obligations hereunder; provided that (i) such selling Lender shall remain a "Lender" for all purposes under this Credit Agreement (such selling Lender's obligations under the Credit Documents remaining unchanged) and the participant shall not constitute a Lender hereunder, (ii) no such participant shall have, or be granted, rights to approve any amendment or waiver relating to this Credit Agreement or the other Credit Documents except to the extent any such amendment or waiver would (A) reduce the principal of or rate of interest on or fees in respect of any Loans in which the participant is participating, or (B) postpone the date fixed for any payment of principal (including extension of the Maturity Date or the date of any mandatory prepayment), interest or fees in respect of any Loans in which the participant is participating, (iii) sub-participations by the participant (except to an Affiliate, parent company or Affiliate of a parent company of the participant) shall be permitted with the consent of the Borrower (which, in each case, shall not be unreasonably withheld or delayed and shall not be required during the existence of a Default or Event of Default), and (iv) any such participations shall be in a minimum aggregate amount of $10,000,000 of the Loan Commitment and in integral multiples of $2,500,000 in excess thereof. In the case of any such participation, the participant shall not have any rights under this Credit Agreement or the other Credit Documents (the participant's rights against the selling Lender in respect of such participation to be those set forth in the participation agreement with such Lender creating such participation) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation; provided, however, that such participant shall be entitled to receive additional amounts under Section 4 to the same extent that the Lender from which such participant acquired its participation would be entitled to the benefit of such cost protection provisions.

   f.   Payments. No Eligible Assignee, participant or other transferee of any Lender's rights shall be entitled to receive any greater payment under Section 4 than such Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower's written consent.

   g.  Nonrestricted Assignments. Notwithstanding any other provision set forth in this Credit Agreement, any Lender may at any time assign and pledge all or any portion of its Loans and its Loan Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A and any operating circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.

   h.  Information. Any Lender may furnish any information concerning the Borrower or any of its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants) who is notified of the confidential nature of the information and agrees to use its reasonable best efforts to keep confidential all non-public information from time to time supplied to it.

12.4  No Waiver; Remedies Cumulative.

No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Administrative Agent or any Lender would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand.

12.5  Payment of Expenses, etc.

The Borrower agrees to: (a) pay all reasonable out-of-pocket costs and expenses of (i) the Administrative Agent in connection with the negotiation, preparation, execution and delivery and administration of this Credit Agreement and the other Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and expenses of outside legal counsel to the Administrative Agent) and any amendment, waiver or consent relating hereto and thereto including, but not limited to, any such amendments, waivers or consents resulting from or related to any work-out, renegotiation or restructure relating to the performance by the Borrower under this Credit Agreement and (ii) of the Administrative Agent and the Lenders in connection with enforcement of the Credit Documents and the documents and instruments referred to therein (including, without limitation, in connection with any such enforcement, the reasonable fees and disbursements of outside counsel for the Administrative Agent and each of the Lenders) against the Borrower; and (b) indemnify the Administrative Agent and each Lender and its Affiliates, their respective officers, directors, employees, representatives, and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender and its Affiliates is a party thereto) related to the entering into and/or performance of any Credit Document or the use of proceeds of any Loans (including other extensions of credit) hereunder or the consummation of any other transactions contemplated in any Credit Document by the Borrower, including, without limitation, the reasonable fees and disbursements of outside counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of gross negligence or willful misconduct on the part of the Person to be indemnified).

12.6  Amendments, Waivers and Consents.

Neither this Credit Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing and signed by the Required

Lenders and the Borrower; provided that no such amendment, change, waiver, discharge or termination shall without the consent of each Lender affected thereby:

  extend the Maturity Date;
  reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) with respect to any Loan or fees hereunder;
  reduce or forgive the principal amount of any Loan;
  extend the Commitment of a Lender beyond the Maturity Date or increase the Commitment of a Lender over the amount thereof in effect (it being understood and agreed that a waiver of any Default or Event of Default or a waiver of any mandatory reduction in the Commitments shall not constitute a change in the terms of any Commitment of any Lender);
  release the Borrower from its obligations under the Credit Documents or consent to the transfer or assignment of such obligations;
  amend, modify or waive any provision of this Section or Section 3.3, 3.6, 3.8, 10.1(a), 11.7, 12.2, 12.3 or 12.5;
  reduce any percentage specified in, or otherwise modify, the definition of Required Lenders; or
  release all or substantially all of any cash collateral while any Letters of Credit or Reimbursement Obligations remain outstanding.

Notwithstanding the above, no provisions of (a) Section 11 may be amended or modified without the consent of the Administrative Agent and (b) Section 5 may be amended or modified without the consent of each Issuing Lender.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Loans and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein.

12.7  Counterparts; Telecopy.

This Credit Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Credit Agreement to produce or account for more than one such counterpart. Delivery of executed counterparts by facsimile shall be effective as an original and shall constitute a representation that an original will be delivered.

12.8  Headings.

The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

12.9  Defaulting Lender.

Each Lender understands and agrees that if such Lender is a Defaulting Lender then it shall not be entitled to vote on any matter requiring the consent of the Required Lenders or to object to any matter requiring the consent of all the Lenders; provided, however, that all other benefits and obligations under the Credit Documents shall apply to such Defaulting Lender.

12.10  Survival of Indemnification and Representations and Warranties.

All indemnities set forth herein and all representations and warranties made herein shall survive the execution and delivery of this Credit Agreement, the making of the Loans, and the repayment of the Loans and other obligations and the termination of the Commitments hereunder.

12.11  GOVERNING LAW.

THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. The Borrower irrevocably consents to the service of process out of any competent court in any action or proceeding brought in connection with this Credit Agreement by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its address for notices pursuant to Section 12.1, such service to become effective 30 days after such mailing. Nothing herein shall affect the right of a Lender to serve process in any other manner permitted by law.

12.12  WAIVER OF JURY TRIAL.

EACH OF THE PARTIES TO THIS CREDIT AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.13  Severability.

If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

12.14  Entirety.

This Credit Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

12.15  Binding Effect.

This Credit Agreement shall become effective at such time (the "Effective Date") when all of the conditions set forth in Section 6.1 have been satisfied or waived by the Lenders and this Credit Agreement shall have been executed by the Borrower and the Administrative Agent, and the Administrative Agent shall have received copies (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and permitted assigns.

12.16  Submission to Jurisdiction.

The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Credit Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Credit Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Credit Agreement against the Borrower or its properties in the courts of any jurisdiction. The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Credit Agreement in any court referred to above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. The Borrower also hereby irrevocably and unconditionally waives any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

12.17  Confidentiality.

Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by the Borrower pursuant to this Credit Agreement that is designated by the Borrower as confidential; provided that nothing herein shall prevent the Administrative

Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any of its Affiliates, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Assignee or participant, (c) to its employees, directors, agents, attorneys and accountants or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any requirement of law, (f) if required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Credit Document.

12.18  Designation of SPVs.

Notwithstanding anything to the contrary contained herein, any Lender, (a "Granting Lender") may grant to a special purpose funding vehicle (an "SPV"), identified as such in writing from time to time by such Granting Lender to the Administrative Agent and the Borrower, the option to fund all or any part of any Loan that such Granting Lender would otherwise be obligated to fund pursuant to this Credit Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to fund any Loan, (ii) if an SPV elects not to exercise such option or otherwise fails to fund all or any part of such Loan, the Granting Lender shall be obligated to fund such Loan pursuant to the terms hereof, (iii) no SPV shall have any voting rights pursuant to Section 12.6 and (iv) with respect to notices, payments and other matters hereunder, the Borrower, the Administrative Agent and the Lenders shall not be obligated to deal with an SPV, but may limit their communications and other dealings relevant to such SPV to the applicable Granting Lender. The funding of a Loan by an SPV hereunder shall utilize the Loan Commitment of the Granting Lender to the same extent that, and as if, such Loan were funded by such Granting Lender.

As to any Loans or portion thereof made by it, each SPV shall have all the rights that its applicable Granting Lender making such Loans or portion thereof would have had under this Credit Agreement; provided, however, that each SPV shall have granted to its Granting Lender an irrevocable power of attorney, to deliver and receive all communications and notices under this Credit Agreement (and any related documents) and to exercise on such SPV's behalf, all of such SPV's voting rights under this Credit Agreement. No additional Loan Note shall be required to evidence the Loans or portion thereof made by an SPV; and the related Granting Lender shall be deemed to hold its Loan Note as agent for such SPV to the extent of the Loans or portion thereof funded by such SPV. In addition, any payments for the account of any SPV shall be paid to its Granting Lender as agent for such SPV.

Each party hereto hereby agrees that no SPV shall be liable for any indemnity or payment under this Credit Agreement for which a Lender would otherwise be liable for so long as, and to the extent, the Granting Lender provides such indemnity or makes such payment. In furtherance of the foregoing, each party hereto hereby agrees (which agreements shall survive the termination of this Credit Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.

In addition, notwithstanding anything to the contrary contained in this Credit Agreement, any SPV may (i) at any time and without paying any processing fee therefor, assign or participate all or a portion of its interest in any Loans to the Granting Lender or to any financial institutions providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancements to such SPV. This Section 12.18 may not be amended without the written consent of any Granting Lender affected thereby.

12.19  USA Patriot Act.

Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the "Act")), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

[Remainder of Page Intentionally Blank]

Each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

CONSOLIDATED NATURAL GAS COMPANY
as the Borrower

By:    /s/ James P. Carney

Name:    James P. Carney

Title:       Assistant Treasurer

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Issuing Lender and a
Lender

By:    /s/ Lawrence P. Sullivan

Name:    Lawrence P. Sullivan

Title:       Director